Execution Version	Exhibit 10.2

Littelfuse Netherland C.V.

€212,000,000

€117,000,000 1.14% Senior Notes, Series A, due December 8, 2023

€95,000,000 1.83% Senior Notes, Series B, due December 8, 2028

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Note Purchase Agreement

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Dated December 8, 2016

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SCHEDULE A	—	Defined Terms

SCHEDULE 1(a)	—	Form of 1.14% Senior Note, Series A, due December 8, 2023

SCHEDULE 1(b)	—	Form of 1.83% Senior Note, Series B, due December 8, 2028

SCHEDULE 4.4(a)(i)	—	Form of Opinion of U.S. Special Counsel for the Obligors

SCHEDULE 4.4(a)(ii)	—	Form of Opinion of Netherlands Special Counsel for the Company

SCHEDULE 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

SCHEDULE 5.3	—	Disclosure Materials

SCHEDULE 5.4	—	Subsidiaries of the Parent Guarantor and Ownership of Subsidiary Stock

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.15	—	Existing Indebtedness

PURCHASER SCHEDULE	—	Information Relating to Purchasers

EXHIBIT 2.3	—	Form of Subsidiary Guaranty

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Littelfuse Netherland C.V.

€117,000,000 1.14% Senior Notes, Series A, due December 8, 2023

€95,000,000 1.83% Senior Notes, Series B, due December 8, 2028

December 8, 2016

To Each of the Purchasers Listed in

the Purchaser Schedule Hereto:

Ladies and Gentlemen:

Littelfuse Netherland C.V., a limited partnership (commanditaire vennootschap) established under the laws of the Netherlands ((together with any successor thereto that becomes a party hereto pursuant to Section 10.2, the “Company”) and Littelfuse, Inc., a Delaware corporation (the “Parent Guarantor” and, together with the Company, the “Obligors”) agree with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

SECTION 1.                Authorization of Notes.

Section 1.1.     Description of Notes.

The Company will authorize the issue and sale of (i) €117,000,000 aggregate principal amount of its 1.14% Senior Notes, Series A, due December 8, 2023 (the “Series A Notes”) and (ii) €95,000,000 aggregate principal amount of its 1.83% Senior Notes, Series B, due December 8, 2028 (the “Series B Notes” and, together with the Series A Notes, the “Notes”). The Series A Notes shall be substantially in the form set out in Schedule 1(a) and the Series B Notes shall be substantially in the form set out in Schedule 1(b). Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 24.4 shall govern.

Section 1.2.     Additional Interest.

(a)     If the Consolidated Leverage Ratio exceeds 3.50 to 1.00 as permitted by Section 10.7(a), as evidenced by an Officer’s Certificate delivered pursuant to Section 7.2(a), the interest rate payable on the Notes shall be increased by 0.75% (the “Incremental Interest”). Such Incremental Interest shall begin to accrue on the first day of the fiscal quarter following the fiscal quarter in respect of which such Officer’s Certificate was delivered (the “Incremental Interest Start Date”), and shall continue to accrue until an Obligor has provided an Officer’s Certificate pursuant to Section 7.2(a) demonstrating that, as of the last day of the fiscal quarter in respect of which such Officer’s Certificate is delivered, the Consolidated Leverage Ratio is not more than 3.50 to 1.00. In the event such Officer’s Certificate evidencing that the Consolidated Leverage Ratio is not more than 3.50 to 1.00 is delivered, the Incremental Interest shall cease to accrue on the last day of the fiscal quarter in respect of which such Officer’s Certificate is delivered.

(b)     Within 10 Business Days of the delivery of an Officer’s Certificate pursuant to Section 7.2(a) evidencing that the Consolidated Leverage Ratio exceeds 3.50 to 1.00, the Company shall pay to each holder of a Note the amount attributable to the Incremental Interest (the “Incremental Interest Payment”) which shall be the product of (i) the aggregate outstanding principal amount of Notes held by such holder (or its predecessor(s) in interest) as of the first day that Incremental Interest begins to accrue with respect to the period covered by such Officer’s Certificate, (ii) 0.75% (to reflect the Incremental Interest) and (iii) 0.25 (to reflect that the Incremental Interest is payable quarterly). The Incremental Interest Payment, if any, shall be paid quarterly by wire transfer of immediately available funds to each holder of the Notes in accordance with the terms of this Agreement.

(c)     For avoidance of doubt, no Incremental Interest will be used in calculating any Make-Whole Amount or Modified Make-Whole Amount.

(d)     All payments of Incremental Interest in respect of any Swapped Note shall be made in Dollars. For purposes of determining the amount of Incremental Interest due and payable with respect to a Swapped Note, such amounts shall be converted to Dollars at the rate of exchange in effect on the Incremental Interest Start Date.

SECTION 2.                 Sale and Purchase of Notes; GUARANTY.

Section 2.1.     Sale and Purchase of Notes.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, the relevant Notes in the respective principal amount(s) and in the Series specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 2.2.     Parent Guaranty.

The payment by the Company of all amounts due with respect to the Notes, and the payment and performance by the Company of its obligations under this Agreement will be absolutely and unconditionally guaranteed by the Parent Guarantor pursuant to the guaranty set forth in Section 23 of this Agreement in favor of the holders of the Notes (the “Parent Guaranty”).

Section 2.3.      Subsidiary Guaranty.

(a)     The payment by the Company of all amounts due with respect to the Notes and this Agreement and the performance by the Company of its obligations under this Agreement will be absolutely and unconditionally guaranteed by the Subsidiary Guarantors pursuant to the Subsidiary Guaranty Agreement, dated as of even date herewith, which shall be substantially in the form of Exhibit 2.3 attached hereto, in accordance with and subject to the provisions of Section 9.7 hereof (the “Subsidiary Guaranty”).

(b)     A Subsidiary Guarantor shall be released and discharged from the Subsidiary Guaranty in accordance with Section 9.7(b).

SECTION 3.                Closing.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, at 10:00 a.m., Chicago time, at a closing (the “Closing”) on December 8, 2016 or on such other Business Day thereafter on or prior to December 29, 2016 as may be agreed upon by the Company and the Purchasers. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note of each Series to be purchased by such Purchaser (or such greater number of Notes in denominations of at least €100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company in accordance with the funding instruction letter delivered by the Company to the Purchasers at least three Business Days prior to the Closing in accordance with Section 4.10. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

SECTION 4.                Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1.     Representations and Warranties.

(a)     Representations and Warranties of the Obligors. The representations and warranties of each of the Company and the Parent Guarantor in this Agreement shall be correct when made and at the Closing.

(b)     Representations and Warranties of the Subsidiary Guarantors. The representations and warranties of the Subsidiary Guarantors in the Subsidiary Guaranty shall be correct when made and at the time of the Closing.

Section 4.2.     Performance; No Default.

The Obligors and each Subsidiary Guarantor shall have performed and complied with all agreements and conditions contained in this Agreement and the Subsidiary Guaranty, as applicable, required to be performed or complied with by the Obligors and each Subsidiary Guarantor, as applicable, prior to or at the Closing. Before and after giving effect to the issue and sale of the applicable Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. The Obligors and each Subsidiary shall not have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.

Section 4.3.     Compliance Certificates.

(a)     Officer’s Certificate of the Obligors. Each Obligor shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1(a), 4.2 and 4.9 have been fulfilled.

(b)     Secretary’s or Director’s Certificate of the Company. The Company shall have delivered to such Purchaser a certificate of its Secretary, an Assistant Secretary, a Director or another appropriate person, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (ii) the Company’s organizational documents as then in effect.

(c)     Secretary’s or Authorized Officer’s Certificate of the Parent Guarantor. The Parent Guarantor shall have delivered to such Purchaser a certificate of its Secretary, an Assistant Secretary or another appropriate person, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Parent Guaranty and this Agreement and (ii) the Parent Guarantor’s organizational documents as then in effect.

(d)     Officer’s Certificate of the Subsidiary Guarantors. Each Subsidiary Guarantor shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1(b), 4.2 and 4.9 have been fulfilled.

(e)     Secretary’s Certificate of the Subsidiary Guarantors. Each Subsidiary Guarantor shall have delivered to such Purchaser a certificate, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other organizational proceedings relating to the authorization, execution and delivery of the Subsidiary Guaranty and (ii) the Subsidiary Guarantor’s organizational documents as then in effect.

Section 4.4.     Opinions of Counsel.

Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from (i) Baker & Hostetler LLP, U.S. special counsel for the Obligors, and (ii) Heussen B.V., Netherlands special counsel for the Company, substantially in the respective forms set forth in Schedules 4.4(a)(i) and 4.4(a)(ii) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Obligors hereby instruct its counsel to deliver such opinions to the Purchasers) and (b) from Chapman and Cutler, LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5.     Purchase Permitted By Applicable Law, Etc.

On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.     Sale of Other Notes.

Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in the Purchaser Schedule.

Section 4.7.     Payment of Special Counsel Fees.

Without limiting Section 16.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.8.     Private Placement Number.

A private placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes of each Series.

Section 4.9.     Changes in Corporate Structure.

Neither Obligor nor any Subsidiary Guarantor shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10.     Funding Instructions.

At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number/Swift Code/IBAN and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.11.     Acceptance of Appointment to Receive Service of Process.

Such Purchaser shall have received evidence of the acceptance by CT Corporation System of the appointment and designation provided for by Section 24.7(e) for the period from the date of the Closing to one (1) year after the latest maturity of Notes (and the payment in full of all fees in respect thereof).

Section 4.12.     Subsidiary Guaranties.

The Subsidiary Guaranty shall have been duly authorized, executed and delivered by each Subsidiary Guarantor, shall constitute the legal, valid and binding contract and agreement of each Subsidiary Guarantor and such Purchaser shall have received a true, correct and complete copy thereof, along with an opinion of counsel reasonably satisfactory to the Purchasers covering such matters relating to each Subsidiary Guarantor and such Subsidiary Guaranty as the Purchasers may reasonably request.

Section 4.13.     Littelfuse, Inc. Note Purchase Agreement.

The Obligors shall have delivered to the Purchasers’ special counsel on or before the date of Closing a fully executed copy of the Domestic Note Purchase Agreement in form and substance reasonably satisfactory to such Purchasers and such agreement shall be, or concurrently with this Agreement shall be, in full force and effect.

Section 4.14.     Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

SECTION 5.                Representations and Warranties of the Obligors.

The Obligors jointly and severally represent and warrant to each Purchaser that:

Section 5.1.     Organization; Power and Authority.

The Company is a limited partnership (commanditaire vennootschap) established under the laws of the Netherlands. The Parent Guarantor is a corporation duly organized and validly existing under the laws of its jurisdiction of organization. Each of the Obligors is, where applicable, in good standing under the laws of its jurisdiction of formation or organization and is duly qualified and, where applicable, is in good standing in each foreign jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Obligors has the requisite power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and currently proposes to transact, to execute and deliver this Agreement and the Notes (in the case of the Company) and this Agreement and the Parent Guaranty (in the case of the Parent Guarantor) and to perform the provisions hereof and thereof.

Section 5.2.     Authorization, Etc.

This Agreement and the Notes have been duly authorized by all necessary action on the part of the Company and the Parent Guarantor. This Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company and the Parent Guarantor to the extent it is a party thereto, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.     Disclosure.

The Parent Guarantor, through its agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, has delivered to each Purchaser a copy of a Private Placement Memorandum, dated October 2016 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Parent Guarantor and its Subsidiaries. This Agreement, the Memorandum, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Obligors prior to November 18, 2016 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since January 2, 2016 there has been no change in the financial condition, operations, business, properties or prospects of the Parent Guarantor or any Subsidiary except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to either Obligor that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4.     Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a)    Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) the Parent Guarantor’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Parent Guarantor and each other Subsidiary and whether such Subsidiary is a Subsidiary Guarantor, (ii) the Parent Guarantor’s Affiliates, other than Subsidiaries, and (iii) the Obligor’s directors and senior officers.

(b)     All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Parent Guarantor and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Parent Guarantor or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c)     Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and currently proposes to transact.

(d)     No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Parent Guarantor or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5.     Financial Statements; Material Liabilities.

The Obligors have delivered to each Purchaser copies of the financial statements of the Parent Guarantor and its Subsidiaries listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Parent Guarantor and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Parent Guarantor and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.

Section 5.6.     Compliance with Laws, Other Instruments, Etc.

The execution, delivery and performance by the Obligors of this Agreement and the Notes (in the case of the Company) and the Parent Guaranty (in the case of the Parent Guarantor) will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of either Obligor or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, memorandum of association, articles of association, regulations or by-laws, shareholders agreement or any other Material agreement or instrument to which either Obligor or any Subsidiary is bound or by which either Obligor or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to either Obligor or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to either Obligor or any Subsidiary.

Section 5.7.     Governmental Authorizations, Etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by either Obligor of this Agreement or the Notes (in the case of the Company) or the Parent Guaranty (in the case of the Parent Guarantor), including any thereof required in connection with the obtaining of Euros to make payments under this Agreement, the Notes or the Parent Guaranty and the payment of such Euros to Persons resident in the United States of America, other than routine filings after the date of this Agreement with the state “blue sky” authorities that are required to claim any exemption under “blue sky” laws, if any. It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in Netherlands of this Agreement, the Notes or the Parent Guaranty that any thereof or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax (except for court fees payable in connection with the enforcement of this Agreement, the Notes or the Parent Guaranty in Dutch courts).

Section 5.8.     Litigation; Observance of Agreements, Statutes and Orders.

(a)     There are no actions, suits, investigations or proceedings pending or, to the best knowledge of either Obligor, threatened against or affecting either Obligor or any Subsidiary or any property of either Obligor or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)     Neither Obligor nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), in each case, which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9.     Taxes.

(a)    The Parent Guarantor and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Parent Guarantor or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. Neither Obligor knows of any basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Parent Guarantor and its Subsidiaries in respect of federal, national, state or other taxes for all fiscal periods are adequate.

(b)     No liability for any Tax, directly or indirectly, imposed, assessed, levied or collected by or for the account of any Governmental Authority of Netherlands or any political subdivision thereof will be incurred by either Obligor or any holder of a Note as a result of the execution or delivery of this Agreement, the Notes or the Parent Guaranty and no deduction or withholding in respect of Taxes imposed by or for the account of Netherlands or, to the knowledge of either Obligor, any other Taxing Jurisdiction, is required to be made from any payment by the Company or the Parent Guarantor under this Agreement, the Notes or the Parent Guaranty except for any such liability, withholding or deduction imposed, assessed, levied or collected by or for the account of any such Governmental Authority of Netherlands arising out of circumstances described in clause (i), (ii) or (iii) of Section 13(b).

Section 5.10.     Title to Property; Leases.

Each Obligor and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the either Obligor or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement except for defects in title that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11.     Licenses, Permits, Etc.

(a)    Each Obligor and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without conflict with the rights of others except for those conflicts that could not be reasonably expected to have a Material Adverse Effect.

(b)     No product or service of either Obligor or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, except for that which could not be reasonably expected to have a Material Adverse Effect.

(c)     There is no violation by any Person of any right of either Obligor or any of its Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by either Obligor or any of its Subsidiaries except for that which could not be reasonably expected to have a Material Adverse Effect.

Section 5.12.     Compliance with ERISA.

(a)    Each Obligor and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither Obligor nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by any Obligor or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of any Obligor or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)     The present value of the aggregate benefit liabilities under each of the U.S. Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $1,000,000 in the case of any single Plan and by more than $1,000,000 in the aggregate for all Plans. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of the Parent Guarantor’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities by more than $9,000,000. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)     Neither Obligor nor any ERISA Affiliate has incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (ii) any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan that individually or in the aggregate are Material.

(d)     The expected postretirement benefit obligation (determined as of the last day of the Parent Guarantor’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of either Obligor and its Subsidiaries is not Material.

(e)     The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Obligors to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

(f)     All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by either Obligor and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.

(g)     The Parties agree that, notwithstanding anything herein to contrary, the only representations and warranties of the Obligors in this Section 5 relating to employee benefit plans are those contained in this Section 5.12.

Section 5.13.     Private Offering by the Company.

Neither of the Obligors nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 30 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither of the Obligors nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction, including the jurisdiction of organization of either Obligor.

Section 5.14.     Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Notes hereunder for general corporate purposes. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve either Obligor in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Parent Guarantor and its Subsidiaries and the Obligors do not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.     Existing Indebtedness; Future Liens.

(a)     Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Parent Guarantor and its Subsidiaries, other than Indebtedness owed to the Parent Guarantor or the Subsidiaries, as of the date of this Agreement (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranties thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Parent Guarantor or its Subsidiaries. Neither the Parent Guarantor nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Parent Guarantor or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Parent Guarantor or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)     Except as disclosed in Schedule 5.15, neither Obligor nor any Subsidiary has agreed or consented (i) to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or (ii) to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.

(c)     Neither Obligor nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of such Obligor or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of such Obligor or such Subsidiary, except as disclosed in Schedule 5.15.

Section 5.16.     Foreign Assets Control Regulations, Etc.

(a)     Neither Obligor nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b)     Neither Obligor nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to either Obligor’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)     No part of the proceeds from the sale of the Notes hereunder:

(i)     constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by either Obligor or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii)     will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)     will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)     The Obligors have established procedures and controls which they reasonably believe are adequate (and otherwise comply with applicable law) to ensure that each Obligor and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17.     Status under Certain Statutes.

Neither Obligor nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.

Section 5.18.     Environmental Matters.

(a)     Neither Obligor nor any Subsidiary has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against any Obligor or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)     Neither Obligor nor any Subsidiary has actual knowledge of any facts which would reasonably be expected to give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)     Neither Obligor nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)     Neither Obligor nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)     All buildings on all real properties now owned, leased or operated by either Obligor or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.19.     Ranking of Obligations.

The Company’s payment obligations under this Agreement and the Notes will, upon issuance of the Notes, rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Company. The Parent Guarantor’s payment obligations under the Parent Guaranty rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Parent Guarantor. The Subsidiary Guarantors’ payment obligation under the Subsidiary Guaranty rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of each Subsidiary Guarantor.

SECTION 6.                Representations of the Purchasers.

Section 6.1.     Purchase for Investment.

Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2.     Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)     the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)     the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)     the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to any Obligor in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)     the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM maintains an ownership interest in either Obligor that would cause the QPAM and such Obligor to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to any Obligor in writing pursuant to this clause (d); or

(e)     the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in either Obligor and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to any Obligor in writing pursuant to this clause (e); or

(f)     the Source is a governmental plan; or

(g)     the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to any Obligor in writing pursuant to this clause (g); or

(h)     the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 6.3.     Accredited Investor.

Each Purchaser represents that it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act).

SECTION 7.                Information as to Obligors.

Section 7.1.     Financial and Business Information.

The Obligors shall deliver to each holder of a Note that is an Institutional Investor (and for purposes of this Agreement the information required by this Section 7.1 shall be deemed delivered on the date of delivery of such information in the English language or the date of delivery of an English translation thereof):

(a)     Quarterly Statements — within 60 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Parent Guarantor’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Parent Guarantor is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Parent Guarantor (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)     an unaudited consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such quarter, and

(ii)     unaudited consolidated statements of income, changes in shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b)     Annual Statements — within 105 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Parent Guarantor’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Parent Guarantor is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Parent Guarantor, duplicate copies of

(i)     a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such year, and

(ii)     consolidated statements of income, changes in shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing in the United States, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(c)     SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice, proxy statement or similar document sent by the Parent Guarantor or any Subsidiary (x) to its creditors under any Material Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability) or (y) to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Parent Guarantor or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Parent Guarantor or any Subsidiary to the public concerning developments that are Material;

(d)     Notice of Default or Event of Default — promptly, and in any event within 5 days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Obligors are taking or propose to take with respect thereto;

(e)     Employee Benefits Matters — promptly, and in any event within 5 days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Obligors or an ERISA Affiliate proposes to take with respect thereto:

(i)     with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof;

(ii)     the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by either Obligor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iii)     any event, transaction or condition that could result in the incurrence of any liability by either Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of either Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or

(iv)     receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;

(f)     Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to any Obligor or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g)     Resignation or Replacement of Auditors — within 10 days following the date on which the Parent Guarantor’s auditors resign or the Parent Guarantor elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may reasonably request; and

(h)     Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of either Obligor or any of its Subsidiaries (including actual copies of the Parent Guarantor’s Form 10-Q and Form 10-K) or relating to the ability of either Obligor to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of a Note, including information readily available to either Obligor explaining the Parent Guarantor’s financial statements if such information has been requested by the SVO in order to assign or maintain a designation of the Notes.

Section 7.2.     Officer’s Certificate.

Each set of financial statements delivered to a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:

(a)     Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Obligors were in compliance with the requirements of Section 10 during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that the Parent Guarantor or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 24.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;

(b)     Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of either Obligor and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of either Obligor or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Obligors shall have taken or proposes to take with respect thereto; and

(c)     Subsidiary Guarantors – setting forth a list of all Subsidiaries that are Subsidiary Guarantors and certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 2.3 or Section 9.7 is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer.

Section 7.3.     Visitation.

The Obligors shall permit the representatives of each holder of a Note that is an Institutional Investor:

(a)     No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to any Obligor, to visit the principal executive office of either Obligor, to discuss the affairs, finances and accounts of either Obligor and its Subsidiaries with either Obligor’s officers, and (with the consent of any Obligor, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of any Obligor, which consent will not be unreasonably withheld) to visit the other offices and properties of either Obligor and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)     Default — if a Default or Event of Default then exists, at the expense of the Obligors to visit and inspect any of the offices or properties of either Obligor or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision each Obligor authorizes said accountants to discuss the affairs, finances and accounts of either Obligor and its Subsidiaries), all at such times and as often as may be requested.

Section 7.4.     Electronic Delivery.

Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Obligors pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if either Obligor satisfies any of the following requirements with respect thereto:

(a)     such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each holder of a Note by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to any Obligor;

(b)     the Parent Guarantor shall have timely filed such Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at http://www.littelfuse.com as of the date of this Agreement;

(c)     such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Parent Guarantor on IntraLinks or on any other similar website to which each holder of Notes has free access; or

(d)     the Parent Guarantor shall have timely filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each holder of Notes has free access;

provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 21 of this Agreement); provided further, that in the case of any of clauses (b), (c) or (d), the Obligors shall have given each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 19, of such posting or filing in connection with each delivery, provided further, that upon request of any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, the Obligors will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

SECTION 8.                Payment and Prepayment of the Notes.

Section 8.1.     Maturity.

As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2.     Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with the interest so accrued to the date of prepayment, plus the applicable Make-Whole Amount determined for the prepayment date with respect to such principal amount, plus any Net Loss with respect to any Swapped Note and, subject to Section 8.10, less any Net Gain with respect to any Swapped Note. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 18. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3.     Prepayment for Tax Reasons.

(a)     If at any time as a result of a Change in Tax Law (as defined below) the Company is or becomes obligated to make any Additional Payments (as defined below) in respect of any payment of interest on account of any of the Notes in an aggregate amount for all affected Notes equal to 10% or more of the aggregate amount of such interest payment on account of all of the Notes, the Company may give the holders of all affected Notes irrevocable written notice (each, a “Tax Prepayment Notice”) of the prepayment of such affected Notes on a specified prepayment date (which shall be a Business Day not less than 30 days nor more than 60 days after the date of such notice) and the circumstances giving rise to the obligation of the Company to make any Additional Payments and the amount thereof and stating that all of the affected Notes shall be prepaid on the date of such prepayment at 100% of the principal amount so prepaid together with interest accrued thereon to the date of such prepayment plus an amount equal to the Modified Make Whole Amount for each such Note, plus any Net Loss with respect to any Swapped Note and, subject to Section 8.10, less any Net Gain with respect to any Swapped Note, except in the case of an affected Note if the holder of such Note shall, by written notice given to the Company no more than 20 days after receipt of the Tax Prepayment Notice, reject such prepayment of such Note (each, a “Rejection Notice”). Such Tax Prepayment Notice shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Modified Make Whole Amount, Net Loss or Net Gain, as applicable, with respect to any Swapped Note due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. The form of Rejection Notice shall also accompany the Tax Prepayment Notice and shall state with respect to each Note covered thereby that execution and delivery thereof by the holder of such Note shall operate as a permanent waiver of such holder’s right to receive the Additional Payments arising as a result of the circumstances described in the Tax Prepayment Notice in respect of all future payments of interest on such Note (but not of such holder’s right to receive any Additional Payments that arise out of circumstances not described in the Tax Prepayment Notice or which exceed the amount of the Additional Payment described in the Tax Prepayment Notice), which waiver shall be binding upon all subsequent transferees of such Note. The Tax Prepayment Notice having been given as aforesaid to each holder of the affected Notes, the principal amount of such Notes together with interest accrued thereon to the date of such prepayment plus the Modified Make Whole Amount and any Net Loss or Net Gain, as applicable, with respect to any Swapped Note shall become due and payable on such prepayment date, except in the case of Notes the holders of which shall timely give a Rejection Notice as aforesaid. Two Business Days prior to such prepayment, the Company shall deliver to each holder of a Note being so prepaid a certificate of a Senior Financial Officer specifying the calculation of such Modified Make Whole Amount as of such prepayment date.

(b)     No prepayment of the Notes pursuant to this Section 8.3 shall affect the obligation of the Company to pay Additional Payments in respect of any payment made on or prior to the date of such prepayment. For purposes of this Section 8.3, any holder of more than one affected Note may act separately with respect to each affected Note so held (with the effect that a holder of more than one affected Note may accept such offer with respect to one or more affected Notes so held and reject such offer with respect to one or more other affected Notes so held).

(c)     The Company may not offer to prepay or prepay Notes pursuant to this Section 8.3 (i) if a Default or Event of Default then exists, (ii) until the Company shall have taken commercially reasonable steps to mitigate the requirement to make the related Additional Payments or (iii) if the obligation to make such Additional Payments directly results or resulted from actions taken by any Obligor or any Subsidiary (other than actions required to be taken under applicable law), and any Tax Prepayment Notice given pursuant to this Section 8.3 shall certify to the foregoing and describe such mitigation steps, if any.

(d)     For purposes of this Section 8.3: “Additional Payments” means additional amounts required to be paid to a holder of any Note pursuant to Section 13 by reason of a Change in Tax Law; and a “Change in Tax Law” means (individually or collectively with one or more prior changes) (i) an amendment to, or change in, any law, treaty, rule or regulation of The Netherlands after the date of the Closing, or an amendment to, or change in, an official interpretation or application of such law, treaty, rule or regulation after the date of the Closing, which amendment or change is in force and continuing and meets the opinion and certification requirements described below or (ii) in the case of any other jurisdiction that becomes a Taxing Jurisdiction after the date of the Closing, an amendment to, or change in, any law, treaty, rule or regulation of such jurisdiction, or an amendment to, or change in, an official interpretation or application of such law, treaty, rule or regulation, in any case after such jurisdiction shall have become a Taxing Jurisdiction, which amendment or change is in force and continuing and meets such opinion and certification requirements. No such amendment or change shall constitute a Change in Tax Law unless the same would in the opinion of the Company (which shall be evidenced by an Officer’s Certificate of the Company and supported by a written opinion of counsel having recognized expertise in the field of taxation in the relevant Taxing Jurisdiction, both of which shall be delivered to all holders of the Notes prior to or concurrently with the Tax Prepayment Notice in respect of such Change in Tax Law) affect the deduction or require the withholding of any Tax imposed by such Taxing Jurisdiction on any payment payable on the Notes.

Section 8.4.     Prepayment in Connection with a Noteholder Sanctions Event.

(a)     Upon the Company’s receipt of notice from any Affected Noteholder that a Noteholder Sanctions Event has occurred (which notice shall refer specifically to this Section 8.4(a) and describe in reasonable detail such Noteholder Sanctions Event), the Company shall promptly, and in any event within 10 Business Days, make an offer (the “Sanctions Prepayment Offer”) to prepay the entire unpaid principal amount of Notes held by such Affected Noteholder (the “Affected Notes”), together with interest thereon to the prepayment date selected by the Company with respect to each Affected Note, plus any Net Loss with respect to any Swapped Note and, subject to Section 8.10, less any Net Gain with respect to any Swapped Note but without payment of any Make-Whole Amount or Modified Make-Whole Amount with respect thereto, which prepayment shall be on a Business Day not less than 30 days and not more than 60 days after the date of the Sanctions Prepayment Offer (the “Sanctions Prepayment Date”). Such Sanctions Prepayment Offer shall provide that such Affected Noteholder notify the Company in writing by a stated date (the “Sanctions Prepayment Response Date”), which date is not later than 10 Business Days prior to the stated Sanctions Prepayment Date, of its acceptance or rejection of such prepayment offer. If such Affected Noteholder does not notify the Company as provided above, then the holder shall be deemed to have accepted such offer.

(b)     Subject to the provisions of subparagraphs (c) and (d) of this Section 8.4, the Company shall prepay on the Sanctions Prepayment Date the entire unpaid principal amount of the Affected Notes held by such Affected Noteholder who has accepted (or has been deemed to have accepted) such prepayment offer (in accordance with subparagraph (a)), together with interest thereon to the Sanctions Prepayment Date with respect to each such Affected Note, plus any Net Loss with respect to any Swapped Note and, subject to Section 8.10, less any Net Gain with respect to any Swapped Note, but without payment of any Make-Whole Amount or Modified Make-Whole Amount with respect thereto.

(c)     If a Noteholder Sanctions Event has occurred but each Obligor and/or its Controlled Entities have taken such action(s) in relation to their activities so as to remedy such Noteholder Sanctions Event (with the effect that a Noteholder Sanctions Event no longer exists, as reasonably determined by such Affected Noteholder) prior to the Sanctions Prepayment Date, then the Company shall no longer be obliged or permitted to prepay such Affected Notes in relation to such Noteholder Sanctions Event. If each Obligor and/or its Controlled Entities shall undertake any actions to remedy any such Noteholder Sanctions Event, the Company shall keep the holders reasonably and timely informed of such actions and the results thereof.

(d)     If any Affected Noteholder that has given written notice to the Company of its acceptance of (or has been deemed to have accepted) the Company’s prepayment offer in accordance with subparagraph (a) also gives notice to the Company prior to the relevant Sanctions Prepayment Date that it has determined (in its sole discretion) that it requires clearance from any Governmental Authority in order to receive a prepayment pursuant to this Section 8.4, the principal amount of each Note held by such Affected Noteholder, together with interest accrued thereon to the date of prepayment, shall become due and payable on the later to occur of (but in no event later than the Maturity Date of the relevant Note) (i) such Sanctions Prepayment Date and (ii) the date that is 10 Business Days after such Affected Noteholder gives notice to the Company that it is entitled to receive a prepayment pursuant to this Section 8.4 (which may include payment to an escrow account designated by such Affected Noteholder to be held in escrow for the benefit of such Affected Noteholder until such Affected Noteholder obtains such clearance from such Governmental Authority), and in any event, any such delay in accordance with the foregoing clause (ii) shall not be deemed to give rise to any Default or Event of Default.

(e)     Promptly, and in any event within 5 Business Days, after the Company’s receipt of notice from any Affected Noteholder that a Noteholder Sanctions Event shall have occurred with respect to such Affected Noteholder, the Company shall forward a copy of such notice to each other holder of Notes.

(f)     The Company shall promptly, and in any event within 10 Business Days, give written notice to the holders after any Obligor or any Controlled Entity having been notified that (i) its name appears or may in the future appear on a State Sanctions List or (ii) it is in violation of, or is subject to the imposition of sanctions under, any U.S. Economic Sanctions Laws, in each case which notice shall describe the facts and circumstances thereof and set forth the action, if any, that the Obligors or a Controlled Entity proposes to take with respect thereto.

(g)     The foregoing provisions of this Section 8.4 shall be in addition to any rights or remedies available to any holder of Notes that may arise under this Agreement as a result of the occurrence of a Noteholder Sanctions Event; provided, that, if the Notes shall have been declared due and payable pursuant to Section 12.1 as a result of the events, conditions or actions of any Obligor or its Controlled Entities that gave rise to a Noteholder Sanctions Event, the remedies set forth in Section 12 shall control.

Section 8.5.     Prepayment upon Change of Control.

(a)     Notice of Change of Control. The Obligors will, within fifteen (15) Business Days after any Responsible Officer of either Obligor has knowledge of the occurrence of any Change of Control, give written notice of such Change of Control to each holder of Notes unless notice in respect of such Change of Control shall have been given pursuant to subparagraph (b) of this Section 8.5. If a Change of Control has occurred, such notice shall contain and constitute an offer to prepay the Notes as described in subparagraph (c) of this Section 8.5 and shall be accompanied by the certificate described in subparagraph (f) of this Section 8.5.

(b)     Condition to Company Action. The Obligors will not take any action that consummates or finalizes a Change of Control unless (i) at least fifteen (15) Business Days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in subparagraph (c) of this Section 8.5, accompanied by the certificate described in subparagraph (f) of this Section 8.5, and (ii) contemporaneously with such action, it prepays all Notes whose holders have accepted the offer to prepay in accordance with this Section 8.5.

(c)     Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraphs (a) and (b) of this Section 8.5 shall be an offer to prepay, in accordance with and subject to this Section 8.5, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 8.5, such date shall be not less than 30 days and not more than 60 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 30th day after the date of such offer). If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (b) of this Section 8.5, such date shall be not less than ten (10) Business Days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the tenth (10th) Business Day after the date of such offer).

(d)     Acceptance; Rejection. A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.5 by causing a notice of such acceptance or rejection, as the case may be, to be delivered to any Obligor on or before the date specified in the certificate described in subsection (f) of this Section 8.5. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.5, or to accept an offer as to all of the Notes held by the holder on or before such specified date shall be deemed to constitute a rejection of such offer by such holder.

(e)     Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.5 shall be at 100% of the outstanding principal amount of such Notes, together with interest on such Notes accrued and unpaid to the date of prepayment, plus any Net Loss with respect to any Swapped Note and, subject to Section 8.10, less any Net Gain with respect to any Swapped Note, but without any Make-Whole Amount or prepayment premium. The prepayment shall be made on the Proposed Prepayment Date.

(f)     Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.5 shall be accompanied by a certificate, executed by a Senior Financial Officer of an Obligor and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.5; (iii) the principal amount of each Note offered to be prepaid together with any Net Loss with respect to any Swapped Note; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.5 have been fulfilled; (vi) in reasonable detail, the nature and date or proposed date of the Change of Control; and (vii) the date by which any holder of a Note that wishes to accept such offer must deliver notice thereof to the Obligors, which date shall not be earlier than seven (7) Business Days prior to the Proposed Prepayment Date.

Section 8.6.     Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.7.     Maturity; Surrender, Etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date, plus any Net Loss with respect to any Swapped Note and, subject to Section 8.10, less any Net Gain with respect to any Swapped Note, and the Make-Whole Amount or Modified Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount or Modified Make-Whole Amount, if any, plus any Net Loss with respect to any Swapped Note and, subject to Section 8.10, less any Net Gain with respect to any Swapped Note, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.8.     Purchase of Notes.

The Obligors will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes, except (a) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes or (b) pursuant to an offer to purchase made by either Obligor or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least fifteen (15) Business Days. If the holders of more than 35% of the principal amount of the Notes then outstanding accept such offer, the Obligors shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least ten (10) Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by either Obligor or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.9.     Make-Whole Amount and Modified Make-Whole Amount.

(a)     The terms “Make-Whole Amount” and “Modified Make-Whole Amount” mean, with respect to any Non Swapped Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Non Swapped Note, over the amount of such Called Principal, provided that neither the Make-Whole Amount nor the Modified Make-Whole Amount may in any event be less than zero. For the purposes of determining the Make-Whole Amount and Modified Make-Whole Amount with respect to any Non Swapped Note, the following terms have the following meanings:

“Applicable Percentage” in the case of a computation of the Modified Make-Whole Amount for purposes of Section 8.3 means 1.00%, and in the case of a computation of the Make-Whole Amount for any other purpose means 0.50%.

“Called Principal” means the principal of such Non-Swapped Note that is to be prepaid pursuant to this Section 8 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of such Non-Swapped Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Non-Swapped Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Non-Swapped Note” means any Note other than a Swapped Note.

“Recognized German Bund Market Makers” means two internationally recognized dealers of German Bunds reasonably selected by the holders of at least 51% in principal amount of the Non-Swapped Notes at the time outstanding (exclusive of Notes then owned by either Obligor or any of its Affiliates and any Notes held by parties who are contractually required to abstain from voting with respect to matters affecting the holders of the Notes).

“Reinvestment Yield” means, with respect to the Called Principal of such Non-Swapped Note, the sum of (x) the Applicable Percentage plus (y) the yield to maturity implied by (i) the Ask Yield(s) reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PXGE” on Bloomberg Financial Markets (or such other display as may replace “Page PXGE” on Bloomberg Financial Markets) for the benchmark German Bund having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported are not ascertainable, the average of the Ask Yield(s) as determined by Recognized German Bund Market Makers.

In the case of each determination under clause (i) or (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting German Bund quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable German Bund with the maturity closest to and greater than such Remaining Average Life and (2) the applicable German Bund with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of such Non-Swapped Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360 day year comprised of twelve 30 day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Non-Swapped Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which an interest payment is due to be made under the terms of such Non-Swapped Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to this Section 8 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Non-Swapped Note, the date on which such Called Principal is to be prepaid pursuant to this Section 8 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

(b)     Make-Whole Amount and Modified Make-Whole Amount with Respect to Swapped Notes. The terms “Make-Whole Amount” and “Modified Make-Whole Amount” mean, with respect to any Swapped Note, an amount equal to the excess, if any, of the Swapped Note Discounted Value with respect to the Swapped Note Called Notional Amount related to such Swapped Note over such Swapped Note Called Notional Amount, provided that neither the Make-Whole Amount nor the Modified Make-Whole Amount may in any event be less than zero. All payments of Make-Whole Amount and Modified Make-Whole Amount in respect of any Swapped Note shall be made in Dollars. For the purposes of determining the Make-Whole Amount and/or Modified Make-Whole Amount, Net Loss, Net Gain or Swap Breakage Amount with respect to any Swapped Note, the following terms have the following meanings:

“New Swap Agreement” means any cross currency swap agreement pursuant to which the holder of a Swapped Note is to receive payment in Dollars and which is entered into in full or partial replacement of an Original Swap Agreement as a result of such Original Swap Agreement having terminated for any reason other than a non-scheduled prepayment or a repayment of such Swapped Note prior to its scheduled maturity. The terms of a New Swap Agreement with respect to any Swapped Note do not have to be identical to those of the Original Swap Agreement with respect to such Swapped Note. Any holder of a Swapped Note that enters into, assumes or terminates a New Swap Agreement shall within a reasonable period of time thereafter deliver to any Obligor a copy of the confirmation, assumption, novation or termination related thereto.

“Original Swap Agreement” means, with respect to any Swapped Note, (x) a cross currency swap agreement and annexes and schedules thereto (an “Initial Swap Agreement”) that is entered into on an arm’s-length basis by the original purchaser of such Swapped Note (or any affiliate thereof) in connection with the execution of this Agreement and the purchase of such Swapped Note and relates to the scheduled payments by the Company of interest and principal on such Swapped Note, under which the holder of such Swapped Note is to receive payments from the counterparty thereunder in Dollars and which is more particularly described in the Swap Certificate delivered by each Purchaser to the Company on or prior to the date of Closing, (y) any Initial Swap Agreement that has been assumed by or novated to (without any waiver, amendment, deletion or replacement of any material economic term or provision thereof) a holder of a Swapped Note in connection with a transfer of such Swapped Note and (z) any Replacement Swap Agreement; and a “Replacement Swap Agreement” means, with respect to any Swapped Note, a cross currency swap agreement and annexes and schedules thereto with payment terms and provisions (other than a reduction in notional amount, if applicable) identical to those of the Initial Swap Agreement with respect to such Swapped Note that is entered into on an arm’s length basis by the holder of such Swapped Note in full or partial replacement (by amendment, modification or otherwise) of such Initial Swap Agreement (or any subsequent Replacement Swap Agreement) in a notional amount not exceeding the outstanding principal amount of such Swapped Note following a non-scheduled prepayment or a repayment of such Swapped Note prior to its scheduled maturity. Any holder of a Swapped Note that enters into, assumes or terminates an Initial Swap Agreement or Replacement Swap Agreement shall within a reasonable period of time thereafter deliver to any Obligor a copy of the confirmation, assumption, novation or termination related thereto.

“Swap Agreement” means, with respect to any Swapped Note, an Original Swap Agreement or a New Swap Agreement, as the case may be.

“Swap Certificate” means each certificate delivered by a Purchaser to the Obligors prior to Closing describing their Original Swap Agreement, in a form and substance reasonably satisfactory to the Obligors.

“Swapped Note” means any Note that as of the date of the Closing is subject to a Swap Agreement. A “Swapped Note” shall no longer be deemed a “Swapped Note” at such time as the related Swap Agreement ceases to be in force in respect thereof.

“Swapped Note Called Notional Amount” means, with respect to any Swapped Note Called Principal of any Swapped Note, the payment in Dollars due to the holder of such Swapped Note under the terms of the Swap Agreement to which such holder is a party, attributable to and in exchange for such Swapped Note Called Principal and assuming that such Swapped Note Called Principal is paid on its scheduled maturity date, provided that if such Swap Agreement is not an Initial Swap Agreement, then the “Swapped Note Called Notional Amount” in respect of such Swapped Note shall not exceed the amount in Dollars which would have been due to the holder of such Swapped Note under the terms of the Initial Swap Agreement to which such holder was a party (or if such holder was never party to an Initial Swap Agreement, then the last Initial Swap Agreement to which the most recent predecessor in interest to such holder as a holder of such Swapped Note was a party), attributable to and in exchange for such Swapped Note Called Principal and assuming that such Swapped Note Called Principal is paid on its scheduled maturity date.

“Swapped Note Called Principal” means, with respect to any Swapped Note, the principal of such Swapped Note that is to be prepaid pursuant to this Section 8 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Swapped Note Discounted Value” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note that is to be prepaid pursuant to this Section 8 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires, the amount obtained by discounting all Swapped Note Remaining Scheduled Swap Payments corresponding to the Swapped Note Called Notional Amount of such Swapped Note from their respective scheduled due dates to the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Swapped Note is payable) equal to the Swapped Note Reinvestment Yield with respect to such Swapped Note Called Notional Amount.

“Swapped Note Reinvestment Yield” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note, the sum of (x) the Applicable Percentage plus (y) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities (“Reported”) having a maturity equal to the Swapped Note Remaining Average Life of such Swapped Note Called Notional Amount as of such Swapped Note Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Swapped Note Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the “Ask Yield(s)” Reported for the applicable most recently issued actively traded on the run U.S. Treasury securities with the maturities (1) closest to and greater than such Swapped Note Remaining Average Life and (2) closest to and less than such Swapped Note Remaining Average Life.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Swapped Note Reinvestment Yield” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note, the sum of (x) the Applicable Percentage plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Swapped Note Remaining Average Life of such Swapped Note Called Notional Amount as of such Swapped Note Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Swapped Note Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Swapped Note Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Swapped Note Remaining Average Life.

The Swapped Note Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Swapped Note.

“Swapped Note Remaining Average Life” means, with respect to any Swapped Note Called Notional Amount, the number of years (calculated to the nearest one twelfth year) obtained by dividing (x) such Swapped Note Called Notional Amount into (y) the sum of the products obtained by multiplying (1) the principal component of each Swapped Note Remaining Scheduled Swap Payment with respect to such Swapped Note Called Notional Amount by (2) the number of years, computed on the basis of a 360 day year comprised of twelve 30 day months and calculated to two decimal places, that will elapse between the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount and the scheduled due date of such Swapped Note Remaining Scheduled Swap Payments.

“Swapped Note Remaining Scheduled Swap Payments” means, with respect to the Swapped Note Called Notional Amount relating to any Swapped Note, the payments due to the holder of such Swapped Note in Dollars under the terms of the Swap Agreement to which such holder is a party which correspond to all payments of the Swapped Note Called Principal of such Swapped Note corresponding to such Swapped Note Called Notional Amount and interest on such Swapped Note Called Principal (other than that portion of the payment due under such Swap Agreement corresponding to the interest accrued on the Swapped Note Called Principal to the Swapped Note Settlement Date) that would be due after the Swapped Note Settlement Date in respect of such Swapped Note Called Notional Amount assuming that no payment of such Swapped Note Called Principal is made prior to its originally scheduled payment date, provided that if such Swapped Note Settlement Date is not a date on which an interest payment is due to be made under the terms of such Swapped Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Swapped Note Settlement Date and required to be paid on such Swapped Note Settlement Date pursuant to this Section 8 or Section 12.1.

“Swapped Note Settlement Date” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note Called Principal of any Swapped Note, the date on which such Swapped Note Called Principal is to be prepaid pursuant to this Section 8 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.10.     Swap Breakage.

If any Swapped Note is prepaid pursuant to Section 8.2, Section 8.3, Section 8.4 of Section 8.5 or purchased pursuant to Section 8.8, or has become or is declared to be immediately due and payable pursuant to Section 12.1, then (a) any resulting Net Loss in connection therewith shall be reimbursed to the holder of such Swapped Note by the Obligors in Dollars upon any such prepayment or repayment of such Swapped Note and (b) any resulting Net Gain in connection therewith shall be deducted (i) from the Make-Whole Amount or Modified Make-Whole Amount, if any, or any principal or interest to be paid to the holder of such Swapped Note by the Obligors upon any such prepayment of such Swapped Note pursuant to Section 8.2, Section 8.3, Section 8.4 of Section 8.5 or purchased pursuant to Section 8.8 or (ii) from the Make-Whole Amount or Modified Make-Whole Amount, if any, to be paid to the holder of such Swapped Note by the Obligors upon any such repayment of such Swapped Note pursuant to Section 12.1, provided that, in either case, the Make-Whole Amount or Modified Make-Whole Amount, as applicable, in respect of such Swapped Note may in no event be less than zero. Each holder of a Swapped Note shall be responsible for calculating its own Net Loss or Net Gain, as the case may be, and Swap Breakage Amount in Dollars upon the prepayment or repayment of all or any portion of such Swapped Note, and such calculations as reported to the Obligors in reasonable detail shall be binding on the Obligors absent demonstrable error. Each holder of a Swapped Note agrees that two (2) Business Days prior to any prepayment of such Swapped Note pursuant to Section 8.2, Section 8.3, Section 8.4, Section 8.5 or Section 8.6 or any purchase of such Swapped Note pursuant to Section 8.9, such holder will notify any Obligor of the estimated Net Loss or Net Gain, as the case may be, and Swap Breakage Amount in Dollars due in connection with such prepayment or purchase (calculated as if the date of such notice were the date of the prepayment or purchase).

As used in this Agreement with respect to any Swapped Note that is prepaid or accelerated: “Net Loss” means the amount, if any, by which the total of the Swapped Note Called Notional Amount and the Swapped Note Called Notional Accrued Interest Amount exceeds the sum of (x) the total of the Swapped Note Called Principal and the Swapped Note Called Accrued Interest Amount plus (or minus in the case of an amount paid) (y) the Swap Breakage Amount received (or paid) by the holder of such Swapped Note; and “Net Gain” means the amount, if any, by which the total of the Swapped Note Called Notional Amount and the Swapped Note Called Notional Accrued Interest Amount is exceeded by the sum of (x) the total of the Swapped Note Called Principal and the Swapped Note Called Accrued Interest Amount plus (or minus in the case of an amount paid) (y) the Swap Breakage Amount received (or paid) by such holder. For purposes of any determination of any “Net Loss” or “Net Gain,” the Swapped Note Called Principal and the Swapped Note Called Accrued Interest Amount shall be determined by the holder of the affected Swapped Note by converting Euros into Dollars at the current Euro/Dollar exchange rate, in each case, as determined as of 10:00 a.m. (New York City time) on the day such Swapped Note is prepaid or accelerated as indicated on the applicable screen of Bloomberg Financial Markets or the Reuters Screen, respectively, and any such calculation shall be reported to any Obligor in reasonable detail and shall be binding on the Obligors absent demonstrable error.

As used in this Agreement, “Swapped Note Called Accrued Interest Amount” means, with respect to a Swapped Note, the accrued interest of such Swapped Note to the Swapped Note Settlement Date that is to be prepaid or has become immediately due and payable, as the context requires; and “Swapped Note Called Notional Accrued Interest Amount” means, with respect to any Swapped Note Called Notional Amount, the payment due to the holder of the related Swapped Note under the terms of the Swap Agreement to which such holder is a party attributable to and in exchange for the Swapped Note Called Accrued Interest Amount.

As used in this Agreement, “Swap Breakage Amount” means, with respect to the Swap Agreement associated with any Swapped Note, in determining the Net Loss or Net Gain, the Dollar amount that would be received (in which case the Swap Breakage Amount shall be positive) or paid (in which case the Swap Breakage Amount shall be negative) by the holder of such Swapped Note as if such Swap Agreement had terminated due to the occurrence of an event of default or an early termination under the ISDA 1992 Multi Currency Cross Border Master Agreement or ISDA 2002 Master Agreement, as applicable (the “ISDA Master Agreement”); provided, however, that if such holder (or its predecessor in interest with respect to such Swapped Note) was, but is not at the time, a party to an Original Swap Agreement but is a party to a New Swap Agreement, then the Swap Breakage Amount shall mean the lesser of (x) the gain or loss (if any) which would have been received or incurred (by payment, through off set or netting or otherwise) by the holder of such Swapped Note under the terms of the Original Swap Agreement (if any) in respect of such Swapped Note to which such holder (or any affiliate thereof) was a party (or if such holder was never a party to an Original Swap Agreement, then the last Original Swap Agreement to which the most recent predecessor in interest to such holder as a holder of a Swapped Note was a party) and which would have arisen as a result of the payment of the Swapped Note Called Principal on the Swapped Note Settlement Date and (y) the gain or loss (if any) actually received or incurred by the holder of such Swapped Note, in connection with the payment of such Swapped Note Called Principal on the Swapped Note Settlement Date, under the terms of the New Swap Agreement to which such holder (or any affiliate thereof) is a party. The holder of such Swapped Note will make all calculations related to the Swap Breakage Amount in good faith and in accordance with its customary practices for calculating such amounts under the ISDA Master Agreement pursuant to which such Swap Agreement shall have been entered into and assuming for the purpose of such calculation that there are no other transactions entered into pursuant to such ISDA Master Agreement (other than such Swap Agreement).

The Swap Breakage Amount shall be payable in Dollars.

Section 8.11.     Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount, Modified Make-Whole Amount on any Note or Net Loss with respect to any Swapped Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

SECTION 9.                Affirmative Covenants.

The Obligors jointly and severally covenant that so long as any of the Notes are outstanding:

Section 9.1.     Compliance with Laws.

Without limiting Section 10.5, each Obligor will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16), and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2.     Insurance.

Each Obligor will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3.     Maintenance of Properties.

Each Obligor will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent any Obligor or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and any Obligor has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.     Payment of Taxes and Claims.

Each Obligor will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of any Obligor or any Subsidiary, provided that neither Obligor nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by such Obligor or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the each Obligor or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of such Obligor or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5.     Corporate Existence, Etc.

Subject to Section 10.2, each Obligor will at all times preserve and keep its corporate existence in full force and effect. Subject to Sections 10.2 and 10.3, each Obligor will at all times preserve and keep in full force and effect the legal existence of each of its Subsidiaries (unless merged into the Parent Guarantor or a Wholly-Owned Subsidiary) and all rights and franchises of each Obligor and its Subsidiaries unless, in the good faith judgment of the Parent Guarantor, the termination of or failure to preserve and keep in full force and effect such legal existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6.     Books and Records.

Each Obligor will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Obligor or such Subsidiary, as the case may be. Each Obligor will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. Each Obligor and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and such Obligor will, and will cause each of its Subsidiaries to, continue to maintain such system.

Section 9.7.     Subsidiary Guarantors.

(a)     Each Obligor will cause each of its Subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility to concurrently therewith deliver the following to each holder of a Note:

(i)     an executed counterpart of such Subsidiary Guaranty or a joinder thereto in the form of the Subsidiary Guarantor Supplement attached as Exhibit A to the Subsidiary Guaranty (a “Subsidiary Guaranty Supplement”);

(ii)     a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6 and 5.7 of this Agreement (but with respect to such Subsidiary and such Subsidiary Guaranty rather than the Obligors);

(iii)     all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder;

(iv)     an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request; and

(v)     evidence of the acceptance by a recognized process agent of the appointment of designation provided for by the applicable Subsidiary Guaranty Supplement, as such Subsidiary Guarantor’s agent to receive, for it and on its behalf, service of process, for the period from the date of such Subsidiary Guaranty Supplement to December 8, 2029 (and the payment in full of all fees in respect thereof).

(b)     At the election of either Obligor and by written notice to each holder of Notes, any Subsidiary Guarantor will be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Material Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty) under such Material Credit Facility, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable under such Subsidiary Guaranty, (iv) if in connection with such Subsidiary Guarantor being released and discharged under any Material Credit Facility, any fee or other form of consideration is given to any holder of Indebtedness under such Material Credit Facility for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv). In the event of any such release, for purposes of Section 10.7, all Indebtedness of such Subsidiary shall be deemed to have been incurred concurrently with such release.

Section 9.8.     Priority of Obligations.

The Company will ensure that its payment obligations under this Agreement and the Notes will at all times rank at least pari passu, without preference or priority, with all other unsecured unsubordinated Indebtedness of the Company. The Parent Guarantor will ensure that its payment obligations under the Parent Guaranty, and the payment obligations of any Subsidiary Guarantor under its Subsidiary Guaranty, will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Parent Guarantor and such Subsidiary Guarantor, as applicable.

SECTION 10.             Negative Covenants.

The Obligors jointly and severally covenant that so long as any of the Notes are outstanding:

Section 10.1.     Transactions with Affiliates.

Each Obligor will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than an Obligor or another Subsidiary), except pursuant to the reasonable requirements of an Obligor’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Obligor or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 10.2.     Merger, Consolidation, Etc. Each Obligor will not, and will not permit any Subsidiary to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a)     in the case of any such transaction involving the Parent Guarantor, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Parent Guarantor as an entirety, as the case may be, (i) shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and (ii) if the Parent Guarantor is not such corporation or limited liability company, (A) such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Parent Guaranty and (B) such corporation or limited liability company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

(b)     in the case of any such transaction involving the Company, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia) or any other Permitted Jurisdiction, and, if the Company is not such corporation or limited liability company, (i) such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes, (ii) such corporation or limited liability company shall have caused to be delivered to each holder of any Notes an opinion of internationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof and (iii) such corporation or limited liability company shall have provided to the holders evidence of the acceptance by the process agent of the appointment and designation provided for by Section 24.7(e) for the period of time from the date of such transaction to one (1) year after the latest maturity of the Notes (and the payment in full of all fees in respect thereof);

(c)     in the case of any such transaction involving a Subsidiary (other than the Company), the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of such Subsidiary as an entirety, as the case may be, shall be (1) either Obligor, (2) another Subsidiary; or (3) any other Person so long as such other Person becomes a Subsidiary as of the effective time of the transaction or the transaction is treated as a disposition of all of the assets of such Subsidiary for purposes of Section 10.3 and, based on such characterization, would be permitted pursuant to Section 10.3;

(d)     (i) each Subsidiary Guarantor under any Subsidiary Guaranty that is outstanding at the time such transaction or each transaction in such a series of transactions occurs and (ii) the Parent Guarantor, each reaffirm its obligations under such Subsidiary Guaranty and the Parent Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders; and

(e)     immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of any Obligor or any Subsidiary shall have the effect of releasing such Obligor or such Subsidiary, as the case may be, or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2, from its liability under (x) this Agreement or the Notes (in the case of an Obligor) or (y) the Subsidiary Guaranty (in the case of any Subsidiary Guarantor), unless, in the case of the conveyance, transfer or lease of substantially all of the assets of a Subsidiary Guarantor, such Subsidiary Guarantor is released from its Subsidiary Guaranty in accordance with Section 9.7(b) in connection with or immediately following such conveyance, transfer or lease.

Section 10.3.     Sale of Assets, etc.

Except as permitted in Section 10.2, the Obligors will not, and will not permit any Subsidiary to, sell, lease or otherwise dispose of any substantial part (as defined below) of the assets of the Parent Guarantor and its Subsidiaries; provided, however, that the Parent Guarantor or any Subsidiary may sell, lease or otherwise dispose of assets constituting a substantial part of the assets of the Parent Guarantor and its Subsidiaries if such assets are sold in an arm’s length transaction and, at such time and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and an amount equal to the net proceeds received from such sale, lease or other disposition (but only with respect to that portion of such assets that exceeds the definition of “substantial part” set forth below) shall be used within 365 days of such sale, lease or disposition, in any combination:

(1)     to acquire productive assets used or useful in carrying on the business of any Obligor and its Subsidiaries and having a value at least equal to the value of such assets sold, leased or otherwise disposed of; and/or

(2)     to prepay or retire Senior Debt of either Obligor and/or its Subsidiaries, provided that (i) the Obligors shall offer to prepay each outstanding Note in a principal amount which equals the Ratable Portion for such Note, and (ii) any such prepayment of the Notes shall be made at par, together with accrued interest thereon to the date of such prepayment, plus any Net Loss with respect to any Swapped Note and, subject to Section 8.10, less any Net Gain with respect to any Swapped Note, but without the payment of the Make-Whole Amount. Any offer of prepayment of the Notes pursuant to this Section 10.3 shall be given to each holder of the Notes by written notice that shall be delivered not less than fifteen (15) days and not more than sixty (60) days prior to the proposed prepayment date. Each such notice shall state that it is given pursuant to this Section and that the offer set forth in such notice must be accepted by such holder in writing and shall also set forth (i) the prepayment date, (ii) a description of the circumstances which give rise to the proposed prepayment and (iii) a calculation of the Ratable Portion for such holder’s Notes. Each holder of the Notes which desires to have its Notes prepaid shall notify either Obligor in writing delivered not less than five (5) Business Days prior to the proposed prepayment date of its acceptance of such offer of prepayment. If a Holder does not accept an offer to prepay as set forth in this Section 10.3, the Obligors shall be permitted to retain the Ratable Portion of the net proceeds allocable to the Notes of such holder without any further requirements for reinvestment or prepayment as set forth in this Section 10.3.

As used in this Section 10.3, a sale, lease or other disposition of assets shall be deemed to be a “substantial part” of the assets of the Parent Guarantor and its Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Parent Guarantor and its Subsidiaries during the period of 12 consecutive months ending on the date of such sale, lease or other disposition, exceeds 15% of the book value of Consolidated Total Assets, determined as of the end of the fiscal year immediately preceding such sale, lease or other disposition; provided that there shall be excluded from any determination of a “substantial part” (i) any sale, lease or disposition of assets in the ordinary course of business of the Parent Guarantor and its Subsidiaries, (ii)  any transfer of assets from the Parent Guarantor to any Subsidiary or from any Subsidiary to the Parent Guarantor or a Subsidiary, and (iii) any sale or transfer of property acquired by the Parent Guarantor or any Subsidiary after the date of this Agreement to any Person within 365 days following the acquisition or construction of such property by the Parent Guarantor or any Subsidiary if the Parent Guarantor or a Subsidiary shall concurrently with such sale or transfer, lease such property, as lessee.

Section 10.4.     Line of Business.

The Obligors will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Obligors and their Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Obligors and their Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum.

Section 10.5.     Economic Sanctions, Etc.

The Obligors will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

Section 10.6.     Liens.

The Obligors will not and will not permit any of its Subsidiaries to directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) of any Obligor or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

(a)     Liens existing on the date hereof and listed on Schedule 5.15 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 10.7;

(b)     Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)     carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)     pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and customary bankers’ Liens and rights of setoff arising, in each case, by operation of law and incurred on deposits made in the ordinary course of business;

(e)     deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)     easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g)     Liens securing judgments for the payment of money not constituting an Event of Default under Section 11(j) or securing appeal or other surety bonds relating to such judgments;

(h)     Liens securing Indebtedness permitted under Section 10.7 in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed assets; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed 10% of Consolidated Net Worth at such time (calculated as of the most recently ended fiscal quarter and determined at the time of incurring such Indebtedness by reference to the Parent Guarantor’s financial statements most recently delivered pursuant to Section 7.1(a) or (b); provided, further that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(i)     Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted under Section 10.7 and in an aggregate amount not to exceed $20,000,000 at any one time outstanding, and any refinancings, refundings, replacements, renewals or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, replacement, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any extension, renewal or replacement of the obligations secured or benefited thereby is permitted by Section 10.7;

(j)     any Lien existing on any property or asset prior to the acquisition thereof by either Obligor or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) prior to the time such Person becomes a Subsidiary (or is so merged or consolidated) and securing Indebtedness permitted under Section 10.7, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), as the case may be, (ii) such Lien shall not apply to any other property or assets of either Obligor or any Subsidiary, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated), as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof other than as permitted by Section 10.7); and

(k)     other Liens securing Indebtedness of either Obligor or any Subsidiary not otherwise permitted by clauses (a) through (j), provided that Priority Debt shall not at any time exceed the limitations set forth in Section 10.7, provided, further, that notwithstanding the foregoing, each Obligor shall not, and shall not permit any of its Subsidiaries to, secure pursuant to this Section 10.6(k) any Indebtedness outstanding under or pursuant to any Material Credit Facility unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including an intercreditor agreement and opinions of counsel to the Obligors and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.

Section 10.7.     Financial Covenants.

(a)     Consolidated Leverage Ratio. The Obligors will not permit the Parent Guarantor’s Consolidated Leverage Ratio at the end of any fiscal quarter to exceed 3.50:1.0; provided that, upon notice by the Parent Guarantor to the holders of Notes, as of the last day of each of the four consecutive fiscal quarters immediately following a Qualified Acquisition, such ratio may be greater than 3.50 to 1.00, but in no event greater than 4.00 to 1.00, and in which event, the Obligors shall be obligated to pay the Incremental Interest provided for in Section 1.3; provided further that in no event may the Consolidated Leverage Ratio be greater than 3.50 to 1.00 following a Qualified Acquisition on more than three separate occasions during the term of this Agreement. The Consolidated Leverage Ratio will be calculated at the end of each fiscal quarter, using the results of the twelve-month period ending with that fiscal quarter, it being understood that to the extent any Qualified Acquisition shall have occurred during such period, the Consolidated Leverage Ratio shall be calculated as if such acquisition occurred at the beginning of such period.

(b)     Consolidated Interest Coverage Ratio. The Obligors will not permit the Parent Guarantor’s Consolidated Interest Coverage Ratio at the end of any fiscal quarter to be less than 2.50:1.0. The Consolidated Interest Coverage Ratio will be calculated at the end of each fiscal quarter, using the results of the twelve-month period ending with that fiscal quarter.

(c)     Priority Debt. The Obligors will not time permit the Parent Guarantor’s Priority Debt to exceed 15% of Consolidated Total Assets as of the last day of any fiscal quarter of the Parent Guarantor.

SECTION 11.              Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)     the Company defaults in the payment of any principal, or Make-Whole Amount, Modified Make-Whole Amount or Net Loss with respect to any Swapped Note, if any, on any Note or the Parent Guarantor or any Subsidiary Guarantor defaults in the payment under this Agreement or the Subsidiary Guaranty when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)     the Company defaults in the payment of any interest on any Note or any amount payable pursuant to Section 13 for more than five Business Days after the same becomes due and payable; or

(c)     either Obligor defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 10; or

(d)     either Obligor or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any Subsidiary Guaranty and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Parent Guarantor receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e)     (i) any representation or warranty made in writing by or on behalf of either Obligor or by any officer of either Obligor in this Agreement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or

(f)     (i) either Obligor or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) either Obligor or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) either Obligor or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment), or (y) one or more Persons have the right to require either Obligor or any Subsidiary so to purchase or repay such Indebtedness; or

(g)     either Obligor or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)     a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by either Obligor or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of either Obligor or any of its Subsidiaries, or any such petition shall be filed against either Obligor or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

(i)     any event occurs with respect to either Obligor or any Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

(j)     one or more final judgments or orders for the payment of money aggregating in excess of $25,000,000 (or its equivalent in the relevant currency of payment and to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), including any such final order enforcing a binding arbitration decision, are rendered against one or more of an Obligor and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k)     if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified either Obligor or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) either Obligor or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) either Obligor or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) either Obligor or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of either Obligor or any Subsidiary thereunder, (viii) either Obligor or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (ix) either Obligor or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or

(l)     other than with respect to a Subsidiary Guarantor that has been released from the Subsidiary Guaranty in accordance with Section 9.7(b), the Parent Guaranty or any Subsidiary Guaranty shall cease to be in full force and effect, the Parent Guarantor or any Subsidiary Guarantor or any Person acting on behalf of the Parent Guarantor or any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of the Parent Guaranty or any Subsidiary Guaranty, or the obligations of the Parent Guarantor or any Subsidiary Guarantor under the Parent Guaranty or any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of the Parent Guaranty or such Subsidiary Guaranty.

SECTION 12.              Remedies on Default, Etc.

Section 12.1.     Acceleration.

(a)     If an Event of Default with respect to either Obligor or any Subsidiary Guarantor described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)     If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to either Obligor, declare all the Notes then outstanding to be immediately due and payable.

(c)     If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to either Obligor, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate), (y) the Make-Whole Amount determined in respect of such principal amount and (z) any Net Loss with respect to any Swapped Note and, subject to Section 8.10, less the amount of any Net Gain with respect to any Swapped Note, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Obligors acknowledge, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount or, solely with respect to a prepayment, Modified Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2.     Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.     Rescission.

At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to either Obligor, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount or Modified Make-Whole Amount and/or Net Loss with respect to any Swapped Note, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount or Modified Make-Whole Amount and/or Net Loss with respect to any Swapped Note, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.     No Waivers or Election of Remedies, Expenses, Etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements and any Registration Duty.

SECTION 13.             Tax Indemnification; FATCA INFORMATION.

(a)     All payments whatsoever under this Agreement and the Notes will be made by the Obligors in lawful currency of the Participating Member States free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.

(b)     If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by an Obligor under this Agreement or the Notes, the Obligors will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each holder of a Note such additional amounts as may be necessary in order that the net amounts paid to such holder pursuant to the terms of this Agreement or the Notes after such deduction, withholding or payment (including any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such holder under the terms of this Agreement or the Notes before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:

(i)     any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof or the exercise of remedies in respect thereof, including such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for such Obligor, after the date of the Closing, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Agreement or the Notes are made to, the Taxing Jurisdiction imposing the relevant Tax;

(ii)     any Tax that would not have been imposed but for the delay or failure by such holder (following a written request by an Obligor) in the filing with the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such holder to avoid or reduce such Taxes (including for such purpose any refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction), provided that the filing of such Forms would not (in such holder’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such holder or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder, and provided further that such holder shall be deemed to have satisfied the requirements of this clause (b)(ii) upon the good faith completion and submission of such Forms (including refilings or renewals of filings) as may be specified in a written request of an Obligor no later than 60 days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof); or

(iii)     any combination of clauses (i) and (ii) above;

provided further that in no event shall the Obligors be obligated to pay such additional amounts to any holder (i) not resident in the United States of America or any other jurisdiction in which an original Purchaser is resident for tax purposes on the date of the Closing in excess of the amounts that the Obligors would be obligated to pay if such holder had been a resident of the United States of America or such other jurisdiction, as applicable, for purposes of, and eligible for the benefits of, any double taxation treaty from time to time in effect between the United States of America or such other jurisdiction and the relevant Taxing Jurisdiction or (ii) registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and the Obligors shall have given timely notice of such law or interpretation to such holder.

(c)     By acceptance of any Note, the holder of such Note agrees, subject to the limitations of clause (b)(ii) above, that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by an Obligor all such forms, certificates, documents and returns provided to such holder by an Obligor (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States and such Taxing Jurisdiction and (y) provide such Obligor with such information with respect to such holder as such Obligor may reasonably request in order to complete any such Forms, provided that nothing in this Section 13 shall require any holder to provide information with respect to any such Form or otherwise if in the opinion of such holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such holder, and provided further that each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such holder to such Obligor or mailed to the appropriate taxing authority, whichever is applicable, within 60 days following a written request of an Obligor (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date.

(d)     On or before the date of the Closing the Obligors will furnish each Purchaser with copies of the appropriate Form (and English translation if required as aforesaid) currently required to be filed in Netherlands pursuant to Section 13(b)(ii), if any, and in connection with the transfer of any Note the Obligors will furnish the transferee of such Note with copies of any Form and English translation then required.

(e)     If any payment is made by an Obligor to or for the account of the holder of any Note after deduction for or on account of any Taxes, and increased payments are made by an Obligor pursuant to this Section 13, then, if such holder at its sole discretion determines that it has received or been granted a refund of such Taxes, such holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to such Obligor such amount as such holder shall, in its sole discretion, determine to be attributable to the relevant Taxes or deduction or withholding. Nothing herein contained shall interfere with the right of the holder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no holder of any Note shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in Section 13(b)(ii)) oblige any holder of any Note to disclose any information relating to its tax affairs or any computations in respect thereof.

(f)     The Obligors will furnish the holders of Notes, promptly and in any event within 60 days after the date of any payment by an Obligor of any Tax in respect of any amounts paid under this Agreement or the Notes, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of an Obligor, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note.

(g)     If an Obligor is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which such Obligor would be required to pay any additional amount under this Section 13, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the holder of any Note, and such holder pays such liability, then such Obligor will promptly reimburse such holder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by such Obligor) upon demand by such holder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.

(h)     If the Obligors make payment to or for the account of any holder of a Note and such holder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such holder shall, as soon as practicable after receiving written request from an Obligor (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by an Obligor, subject, however, to the same limitations with respect to Forms as are set forth above.

(i)     The obligations of the Obligors under this Section 13 shall survive the payment or transfer of any Note and the provisions of this Section 13 shall also apply to successive transferees of the Notes.

(j)     By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to an Obligor, or to such other Person as may be reasonably requested by the Obligors, from time to time (i) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by an Obligor necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for an Obligor to comply with its obligations under FATCA and (ii) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for an Obligor to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 13(j) shall require any holder to provide information that is confidential or proprietary to such holder unless an Obligor is required to obtain such information under FATCA and, in such event, such Obligor shall treat any such information it receives as confidential.

SECTION 14.             Registration; Exchange; Substitution of Notes.

Section 14.1.     Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 14.2.     Transfer and Exchange of Notes.

Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 19(a)(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1(a) or 1(b), as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than €100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than €100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 14.3.     Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 19(a)(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)     in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)     in the case of mutilation, upon surrender and cancellation thereof,

within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 15.              Payments on Notes.

Section 15.1.     Place of Payment.

Subject to Section 15.2, payments of principal, Make-Whole Amount or Modified Make-Whole Amount and/or Net Loss with respect to any Swapped Note, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Bank of America, N.A., in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 15.2.     Payment by Wire Transfer.

So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount or Modified Make-Whole Amount and/or Net Loss with respect to any Swapped Note, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.2. The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 15.2.

SECTION 16.              Expenses, Etc.

Section 16.1.     Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Parent Guarantor or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Subsidiary Guaranty and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $3,500 for each Series. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).

The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

Section 16.2.     Certain Taxes.

The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any Subsidiary Guaranty or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or Netherlands or any other jurisdiction of organization of the Company or any Subsidiary Guarantor or any other jurisdiction where an Obligor or any Subsidiary Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any Subsidiary Guaranty or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 16, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

Section 16.3.     Survival.

The obligations of the Company under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Subsidiary Guaranty or the Notes, and the termination of this Agreement.

SECTION 17.	Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of either Obligor pursuant to this Agreement shall be deemed representations and warranties of such Obligor under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and any Subsidiary Guaranties embody the entire agreement and understanding between each Purchaser and the Company, the Parent Guarantor and each Subsidiary Guarantor and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 18.	Amendment and Waiver.

Section 18.1.     Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Obligors and the Required Holders, except that:

(a)     no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 22 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and

(b)     no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount or Modified Make-Whole Amount or the Net Loss, Net Gain or Swap Breakage Amount with respect to any Swapped Note, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2), 11(a), 11(b), 12, 13, 18, 21 or 24.8.

Section 18.2.     Solicitation of Holders of Notes.

(a)     Solicitation. The Obligors will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any Subsidiary Guaranty. The Obligors will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 18 or any Subsidiary Guaranty to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)     Payment. Neither Obligor will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.

(c)     Consent in Contemplation of Transfer. Any consent given pursuant to this Section 18 or any Subsidiary Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to (i) an Obligor, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with either Obligor and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 18.3.     Binding Effect, Etc.

Any amendment or waiver consented to as provided in this Section 18 or any Subsidiary Guaranty applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the each Obligor without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Obligors and any holder of a Note and no delay in exercising any rights hereunder or under any Note or Subsidiary Guaranty shall operate as a waiver of any rights of any holder of such Note.

Section 18.4.     Notes Held by Obligors, Etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in any Subsidiary Guaranty or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by any Obligor or any of its Affiliates shall be deemed not to be outstanding.

SECTION 19.	Notices; English Language.

(a)     Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (x) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized commercial delivery service (charges prepaid) or (y) by an internationally recognized commercial delivery service (charges prepaid). Any such notice must be sent:

(i)     if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to either Obligor in writing,

(ii)     if to any other holder of any Note, to such holder at such address as such other holder shall have specified to either Obligor in writing, or

(iii)     if to the Obligors at its address set forth at:

LITTELFUSE NETHERLAND C.V.

C/o its General Partner: LITTELFUSE, INC.

8755 W. Higgins Road

Chicago, Illinois 60631

Attn: Treasurer

With a copy to:

LITTELFUSE, INC.

8755 W. Higgins Road

Chicago, Illinois 60631

Attn: Chief Legal Officer

, or at such other address as the Parent Guarantor shall have specified to the holder of each Note in writing.

Notices under this Section 19 will be deemed given only when actually received.

(b)     Each document, instrument, financial statement, report, notice or other communication delivered in connection with this Agreement shall be in English or accompanied by an English translation thereof.

(c)     This Agreement and the Notes have been prepared and signed in English and the parties hereto agree that the English version hereof and thereof (to the maximum extent permitted by applicable law) shall be the only version valid for the purpose of the interpretation and construction hereof and thereof notwithstanding the preparation of any translation into another language hereof or thereof, whether official or otherwise or whether prepared in relation to any proceedings which may be brought in the Netherlands or any other jurisdiction in respect hereof or thereof.

SECTION 20.	Reproduction of Documents.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Obligors agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit either Obligor or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 21.	Confidential Information

For the purposes of this Section 21, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Parent Guarantor or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Parent Guarantor or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Parent Guarantor or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 21), (v) any Person from which it offers to purchase any security of either Obligor (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 21), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Subsidiary Guaranty. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement. On reasonable request by either Obligor in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Obligors embodying this Section 21.

In the event that as a condition to receiving access to information relating to the Parent Guarantor or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 21, this Section 21 shall not be amended thereby and, as between such Purchaser or such holder and the Obligors, this Section 21 shall supersede any such other confidentiality undertaking.

SECTION 22.	Substitution of Purchaser

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to either Obligor, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 22), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by either Obligor of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 22), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 23.	Parent Guaranty.

Section 23.1.     Unconditional Guaranty.

The Parent Guarantor hereby irrevocably and unconditionally guarantees to each holder of Notes, the due and punctual payment in full of (a) the principal of, Make-Whole Amount, if any, Modified Make-Whole Amount, if any, Net Loss with respect to any Swapped Note, if any, and interest on (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization, surseance van betaling, faillissement or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), and any other amounts due under the Notes, when and as the same shall become due and payable (whether at stated maturity or by required or optional prepayment or by acceleration or otherwise), and (b) any other sums which may become due under the terms and provisions of this Agreement, the Notes, the Subsidiary Guaranty Agreement or any other instrument referred to herein or therein (all such obligations described in clauses (a) and (b) above are herein called the “Guaranteed Obligations”). The guaranty in the preceding sentence (the “Unconditional Guaranty”) is an absolute, present and continuing guaranty of payment and not of collectability and is in no way conditional or contingent upon any attempt to collect from the Company or any other guarantor of the Notes or upon any other action, occurrence or circumstance whatsoever. In the event that the Company shall fail so to pay any of such Guaranteed Obligations, the Parent Guarantor agrees to pay the same when due to the holders of Notes entitled thereto, without demand, presentment, protest or notice of any kind, in the currency in which such Guaranteed Obligations are payable thereunder, pursuant to the requirements for payment specified in this Agreement and the Notes. Each default in payment of any of the Guaranteed Obligations shall give rise to a separate cause of action hereunder and separate suits may be brought hereunder as each cause of action arises. The Parent Guarantor agrees that the Notes issued in connection with this Agreement may (but need not) make reference to this Section 23. The Parent Guarantor agrees to pay and to indemnify and save each holder of Notes harmless from and against any damage, loss, cost or expense (including attorneys’ fees) which such holder may incur or be subject to as a consequence, direct or indirect, of (x) any breach by the Parent Guarantor or by the Company of any warranty, covenant, term or condition in, or the occurrence of any default under, this Agreement, the Notes, the Subsidiary Guaranty Agreement or any other instrument referred to herein or therein, together with all expenses resulting from the compromise or defense of any claims or liabilities arising as a result of any such breach or default, (y) any legal action commenced to challenge the validity or enforceability of this Agreement, the Notes, the Subsidiary Guaranty Agreement or any other instrument referred to herein or therein and (z) enforcing or defending (or determining whether or how to enforce or defend) the provisions of this Section 23.

The Parent Guarantor hereby acknowledges and agrees that its liability hereunder is joint and several with any other Person(s) who may guarantee the obligations and Indebtedness under and in respect of this Agreement, the Notes and the Subsidiary Guaranty Agreement.

Section 23.2.     Obligations Absolute and Unconditional.

The Guaranteed Obligations of the Parent Guarantor hereunder shall be primary, absolute, irrevocable and unconditional, irrespective of the validity or enforceability of this Agreement, the Notes, the Subsidiary Guaranty Agreement or any other instrument referred to herein or therein, shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim the Parent Guarantor may have against the Company or any holder of Notes or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not the Parent Guarantor shall have any knowledge or notice thereof), including, without limitation:

(a)     any amendment to, modification of, supplement to or restatement of this Agreement, the Notes, the Subsidiary Guaranty Agreement or any other instrument referred to herein or therein (it being agreed that the obligations of the Parent Guarantor hereunder shall apply to this Agreement, the Notes, the Subsidiary Guaranty Agreement or any such other instrument as so amended, modified, supplemented or restated) or any assignment or transfer of any thereof or of any interest therein, or any furnishing, acceptance or release of any security for the Notes;

(b)     any waiver, consent, extension, indulgence or other action or inaction under or in respect of this Agreement, the Notes, the Subsidiary Guaranty Agreement or any other instrument referred to herein or therein;

(c)     any bankruptcy, insolvency, arrangement, reorganization, readjustment, composition, liquidation or similar proceeding with respect to the Company or its property;

(d)     any merger, amalgamation or consolidation of the Parent Guarantor or of the Company into or with any other Person or any sale, lease or transfer of any or all of the assets of the Parent Guarantor or of the Company to any Person;

(e)     any failure on the part of the Company for any reason to comply with or perform any of the terms of any other agreement with the Parent Guarantor;

(f)     any failure on the part of any holder of Notes to obtain, maintain, register or otherwise perfect any security; or

(g)     any other event or circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (whether or not similar to the foregoing), and in any event however material or prejudicial it may be to the Parent Guarantor or to any subrogation, contribution or reimbursement rights the Parent Guarantor may otherwise have.

The Parent Guarantor covenants that its obligations hereunder will not be discharged except by indefeasible payment in full in cash of all of the Guaranteed Obligations and all other obligations hereunder.

Section 23.3.     Certain Waivers.

The Parent Guarantor unconditionally waives, to the fullest extent permitted by law, (a) notice of acceptance hereof, of any action taken or omitted in reliance hereon and of any default by the Company in the payment of any amounts due under this Agreement, the Notes, the Subsidiary Guaranty Agreement or any other instrument referred to herein or therein, and of any of the matters referred to in Section 23.2 hereof, (b) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of any holder of Notes against the Parent Guarantor, including, without limitation, presentment to or demand for payment from the Company or the Parent Guarantor with respect to any Note, notice to the Company or to the Parent Guarantor of default or protest for nonpayment or dishonor and the filing of claims with a court in the event of the bankruptcy of the Company, (c) any right to require any holder to enforce, assert or exercise any right, power or remedy including, without limitation, any right, power or remedy conferred in this Agreement or the Notes, (d) any requirement for diligence on the part of any holder of Notes and (e) any other act or omission or thing or delay in doing any other act or thing which might in any manner or to any extent vary the risk of the Parent Guarantor or otherwise operate as a discharge of the Parent Guarantor or in any manner lessen the obligations of the Parent Guarantor hereunder.

Section 23.4.     Obligations Unimpaired.

The Parent Guarantor authorizes the holders of Notes, without notice or demand to the Parent Guarantor and without affecting its obligations hereunder, from time to time: (a) to renew, compromise, extend, accelerate or otherwise change the time for payment of, all or any part of this Note Agreement, the Notes, the Subsidiary Guaranty Agreement or any other instrument referred to herein or therein; (b) to change any of the representations, covenants, events of default or any other terms or conditions of or pertaining to this Agreement, the Notes, the Subsidiary Guaranty Agreement or any other instrument referred to herein or therein, including, without limitation, decreases or increases in amounts of principal, rates of interest, the Make-Whole Amount, Modified Make-Whole Amount, Net Loss with respect to any Swapped Note or any other obligation; (c) to take and hold security for the payment of the Notes, for the performance of this Agreement or otherwise for the Indebtedness guaranteed hereby and to exchange, enforce, waive, subordinate and release any such security; (d) to apply any such security and to direct the order or manner of sale thereof as the holders of Notes in their sole discretion may determine; (e) to obtain additional or substitute endorsers or guarantors; (f) to exercise or refrain from exercising any rights against the Company and others; and (g) to apply any sums, by whomsoever paid or however realized, to the payment of the Guaranteed Obligations and all other obligations owed hereunder. The holders of Notes shall have no obligation to proceed against any additional or substitute endorsers or guarantors or to pursue or exhaust any security provided by the Company, the Parent Guarantor or any other Person or to pursue any other remedy available to the holders of Notes.

If an event permitting the acceleration of the maturity of the principal amount of any Notes shall exist and such acceleration shall at such time be prevented or the right of any holder of Notes to receive any payment on account of the Guaranteed Obligations shall at such time be delayed or otherwise affected by reason of the pendency against the Company, the Parent Guarantor or any other guarantors of a case or proceeding under a bankruptcy or insolvency law, the Parent Guarantor agrees that, for purposes of the Unconditional Guaranty, the maturity of such principal amount shall be deemed to have been accelerated with the same effect as if the holder thereof had accelerated the same in accordance with the terms of Section 12, and the Parent Guarantor shall forthwith pay such accelerated Guaranteed Obligations.

Section 23.5.     Subrogation and Subordination.

(a)     The Parent Guarantor will not exercise any rights which it may have acquired by way of subrogation under this Section 23, by any payment made under the Unconditional Guaranty or otherwise, or accept any payment on account of such subrogation rights, or any rights of reimbursement, contribution or indemnity or any rights or recourse to any security for the Notes or this Agreement unless and until all of the Guaranteed Obligations shall have been indefeasibly paid in full in cash.

(b)     The Parent Guarantor hereby subordinates the payment of all Indebtedness and other obligations of the Company or any other guarantor of the Guaranteed Obligations owing to the Parent Guarantor, whether now existing or hereafter arising, including, without limitation, all rights and claims described in clause (a) of this Section 23.5, to the indefeasible payment in full in cash of all of the Guaranteed Obligations. If the Required Holders so request, any such Indebtedness or other obligations shall be enforced and performance received by the Parent Guarantor as trustee for the holders of Notes and the proceeds thereof shall be paid over to the holders of Notes promptly, in the form received (together with any necessary endorsements) to be applied to the Guaranteed Obligations, whether matured or unmatured, as may be directed by the Required Holders, but without reducing or affecting in any manner the liability of the Parent Guarantor under the Unconditional Guaranty.

(c)     If any amount or other payment is made to or accepted by the Parent Guarantor in violation of any of the preceding clauses (a) and (b) of this Section 23.5, such amount shall be deemed to have been paid to the Parent Guarantor for the benefit of, and held in trust for the benefit of, the holders of Notes and shall be paid over to the holders of Notes promptly, in the form received (together with any necessary endorsements) to be applied to the Guaranteed Obligations, whether matured or unmatured, as may be directed by the Required Holders, but without reducing or affecting in any manner the liability of the Parent Guarantor under the Unconditional Guaranty.

(d)     The Parent Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Unconditional Guaranty and that its agreements set forth in this Section 23.5 are knowingly made in contemplation of such benefits.

Section 23.6.     Term; Reinstatement of Guaranty.

The Unconditional Guaranty and all covenants and agreements of the Parent Guarantor contained in this Section 23 shall continue in full force and effect and shall not be discharged until such time as all of the Guaranteed Obligations and all other obligations hereunder shall be indefeasibly paid in full in cash. Notwithstanding the foregoing, the Unconditional Guaranty shall continue to be effective, or be reinstated, as the case may be, if and to the extent at any time payment, in whole or in part, of any of the sums due to any holder of Notes on account of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by a holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any other guarantors, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or any other guarantors or any part of its or their property, or otherwise, all as though such payments had not been made.

SECTION 24.              Miscellaneous

Section 24.1.     Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.2, neither Obligor may assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 24.2.     Accounting Terms

(a)     All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Parent Guarantor to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

(b)     If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Parent Guarantor or the Required Holders shall so request, the holders and the Obligors shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Holders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent Guarantor shall provide to the holders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements dated as of January 2, 2016 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

Section 24.3.     Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 24.4.     Construction, Etc.Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 14, (b) subject to Section 24.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 24.5.     Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 24.6.     Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 24.7.     Jurisdiction and Process; Waiver of Jury Trial.

(a)     Each Obligor irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, each Obligor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)     Each Obligor agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 24.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)     The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 24.7(a) by mailing a copy thereof by registered, certified, priority or express mail, postage prepaid, return receipt or delivery confirmation requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 19, to CT Corporation System at their offices at 111 Eighth Avenue, New York, NY 10011, as its agent for the purpose of accepting service of any process in the United States. The Parent Guarantor consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 24.7(a) by mailing a copy thereof by registered, certified, priority or express mail, postage prepaid, return receipt or delivery confirmation requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 19. Each Obligor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)     Nothing in this Section 24.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against either Obligor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)     The Company hereby irrevocably appoints CT Corporation System to receive for it, and on its behalf, service of process in the United States.

(f)     The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

Section 24.8.     Obligation to Make Payment in Euros.

Any payment on account of an amount that is payable hereunder or under the Notes in Euros or Dollars which is made to or for the account of any holder in any currency other than such currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of either Obligor, shall constitute a discharge of the obligations of the Obligors under this Agreement or the Notes only to the extent of the amount of Euros or Dollars, as applicable, which such holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of Euros or Dollars, as applicable, that could be so purchased is less than the amount of Euros or Dollars, as applicable, originally due to such holder, each Obligor agrees to the fullest extent permitted by law, to indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement and the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order. As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.

* * * * *

Littelfuse Netherland C.V.	Note Purchase Agreement

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Obligors, whereupon this Agreement shall become a binding agreement between you and the Obligors.

Very truly yours,

Littelfuse Netherland C.V.,

represented by its general partner

Littelfuse, Inc.

By  /s/ Arif Ahmed

      Name: Arif Ahmed

      Title: VP, Corporate Development & Treasurer

Littelfuse, Inc.

By /s/ Arif Ahmed

     Name: Arif Ahmed

     Title: VP, Corporate Development & Treasurer

Littelfuse Netherland C.V.	Note Purchase Agreement

This Agreement is hereby

accepted and agreed to as

of the date hereof.

VOYA INSURANCE AND ANNUITY COMPANY VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY RELIASTAR LIFE INSURANCE COMPANY RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

By: Voya Investment Management LLC, as Agent

By: /s/ Christopher P. Lyons Name: Christopher P. Lyons Title: Managing Director

Littelfuse Netherland C.V.	Note Purchase Agreement

This Agreement is hereby

accepted and agreed to as

of the date hereof.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: /s/ Joshua Shipley
Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By: PGIM, Inc. (as Investment Manager)

By: /s/ Joshua Shipley
Vice President

Littelfuse Netherland C.V.	Note Purchase Agreement

This Agreement is hereby

accepted and agreed to as

of the date hereof.

METROPOLITAN LIFE INSURANCE COMPANY METLIFE INSURANCE COMPANY USA

by	Metropolitan Life Insurance Company, its Investment Manager

By:	/s/ John A. Wills
Name: John A. Wills
Title: Senior Vice President and Managing Director

Littelfuse Netherland C.V.	Note Purchase Agreement

This Agreement is hereby

accepted and agreed to as

of the date hereof.

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Cathy L. Schwartz
Name: Cathy L. Schwartz
Title: Assistant Vice President

By:	/s/ Violet Osterberg
Name: Violet Osterberg
Title: Assistant Secretary

Littelfuse Netherland C.V.	Note Purchase Agreement

This Agreement is hereby

accepted and agreed to as

of the date hereof.

NEW YORK LIFE INSURANCE COMPANY

By:	/s/ A. Post Howland
Name: A. Post Howland
Title: Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By:	NYL Investors LLC, its Investment Manager

By:	/s/ A. Post Howland
Name: A. Post Howland
Title: Managing Director

Littelfuse Netherland C.V.	Note Purchase Agreement

This Agreement is hereby

accepted and agreed to as

of the date hereof.

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By:	/s/ Eve Hampton
Name: Eve Hampton
Title: Vice President, Investments

By:	/s/ Tad Anderson
Name: Tad Anderson
Title: Assistant Vice President, Investments

Littelfuse Netherland C.V.	Note Purchase Agreement

This Agreement is hereby

accepted and agreed to as

of the date hereof.

UNITED OF OMAHA LIFE INSURANCE COMPANY

By:	/s/ Lee R. Martin
Name: Lee R. Martin
Title: Vice President

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Additional Payment” is defined in Section 8.3.

“Affected Noteholder” is defined within the definition of “Noteholder Sanctions Event.”

“Affected Notes” is defined in Section 8.4.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries Controls, or is Controlled by or is under common Control with, the Person specified. For purposes of this definition of “Affiliate,” “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or equivalent governing body of such Person.

“Agreement” means this Note Purchase Agreement, including all Schedules and exhibits attached to this Agreement.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Applicable Percentage” is defined in Section 8.9(a).

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Blocked Person” means (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (ii) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (iii) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (i) or (ii).

SCHEDULE A

(to Note Purchase Agreement)

“Business Day” means (a) other than as provided in clause (b) below, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or London, England are required or authorized to be closed and which is not a TARGET Settlement Day, and (b) for purposes of Section 8.9, any date which is both (i) any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed and (ii) a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or any successor thereto) is open for settlement of payments in Euros (a “TARGET Settlement Day”).

“Called Principal” is defined in Section 8.9(a).

“Change of Control” means an event or series of events by which:

(a)     any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 20% or more of the equity securities of the Parent Guarantor entitled to vote for members of the board of directors or equivalent governing body of the Parent Guarantor on a fully diluted basis (and, taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)     during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent Guarantor cease to be composed of individuals: (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)     the Parent Guarantor fails to own, directly or indirectly, 100% of the Equity Interests of the Company or of any Designated Borrower.

“Change in Tax Law” is defined in Section 8.3.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the first paragraph of this Agreement.

“Confidential Information” is defined in Section 21.

“Consolidated EBITDA” means, for any period, for the Parent Guarantor and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income and without duplication: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Parent Guarantor and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense for such period, (iv) other expenses (excluding depreciation and amortization) of the Parent Guarantor and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (v) non cash U.S. Pension wind up and settlement costs of $30,800,000 incurred during the quarter ended September 26, 2015, (vi) reed switch manufacturing transfer costs for the four consecutive fiscal quarter period ended December 31, 2016 in an aggregate amount not to exceed $4,000,000, (vii) expenses, including for professional services, integration and restructuring, incurred by the Parent Guarantor in connection with its acquisition of the TE Connectivity Circuit Protection Business between the date of Closing and April 1, 2017, in an aggregate amount not to exceed $20,000,000, and (viii) one-time costs incurred in connection with the acquisition of assets from ON Semiconductor Corp. in an aggregate amount not to exceed $4,500,000 during the term of this Agreement and minus (b) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Parent Guarantor and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long term, for borrowed money (including obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Parent Guarantor or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Parent Guarantor or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Parent Guarantor or such Subsidiary. Notwithstanding the foregoing, “Consolidated Funded Indebtedness” shall exclude (i) any Indebtedness with respect to that certain Loan Entrustment Agreement, dated as of November 17, 2014, by and among Littelfuse Semiconductor (Wuxi) Co., Ltd., Bank of America, N.A., Shanghai Branch, and Suzhou Littelfuse Ovs Co., Ltd., as amended, restated, supplemented or otherwise modified from time to time as well as any future Entrustment Loans that are for economic purposes intercompany in nature and (ii) obligations in an aggregate Dollar Equivalent amount not to exceed $10,000,000 evidenced by the UK Pension Guaranty.

“Consolidated Interest Charges” means, for any period, for the Parent Guarantor and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Parent Guarantor and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Parent Guarantor and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) Consolidated EBITDA for the period of the four consecutive fiscal quarters then ending to (b) Consolidated Interest Charges paid or required to be paid during such period.

“Consolidated Leverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) Consolidated Funded Indebtedness as of the end of such fiscal quarter, to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters then ending.

“Consolidated Net Income” means, for any period, for the Parent Guarantor and its Subsidiaries on a consolidated basis, the net income of the Parent Guarantor and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period.

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of the Parent Guarantor and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (i) any of the Subsidiaries of either Obligor and any of their or either Obligors’ respective Controlled Affiliates and (ii) if the Parent Guarantor has a parent company, such parent company and its Controlled Affiliates.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, for any Series of Notes, that rate of interest per annum that is the greater of (i) 2.0% above the rate of interest stated in clause (a) of the first paragraph of such Note or (ii) 2.0% over the rate of interest publicly announced by Bank of America, N.A., in New York, New York as its “base” or “prime” rate.

“Designated Borrower” means a “designated borrower” under the Parent Guarantor’s 2016 Credit Agreement.

“Disclosure Documents” is defined in Section 5.3.

“Discount Value” is defined in Section 8.9(a).

“Dollars” or “$” means lawful currency of the United States of America.

“Domestic Note Purchase Agreement” means that certain Note Purchase Agreement, to be dated on or around December 8, 2016, by and among the Parent Guarantor and the purchasers listed in Schedule A attached thereto, as such agreement may be further amended, restated, supplemented, modified, refinanced, extended or replaced.

“Entrustment Loans” means one or more loans pursuant to that certain Loan Entrustment Agreement, dated November 17, 2014, among Littelfuse Semiconductor (Wuxi) Co., Ltd., as principal, Bank of America, N.A., Shanghai Branch, as lender, and Suzhou Littelfuse Ovs Co Ltd., as borrower.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with either Obligor under section 414 of the Code.

“Euro” or “€” means the unit of single currency of the Participating Member States.

“Event of Default” is defined in Section 11.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Forms” is defined in Section 13.

“Form 10-K” is defined in Section 7.1.

“Form 10-Q” is defined in Section 7.1.

“GAAP” means (a) generally accepted accounting principles as in effect from time to time in the United States of America and (b) for purposes of Section 9.6, with respect to any Subsidiary, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing)..

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” is defined in Section 23.1.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any applicable Environmental Law.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 18.2 and 19 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Incremental Interest” is defined in Section 1.2.

“Incremental Interest Payment” is defined in Section 1.2.

“Incremental Interest Start Date” is defined in Section 1.2.

“Indebtedness” means, as to any Person at a particular time, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)     all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)     all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)     net obligations of such Person under any Swap Contract;

(d)     all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)     indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)     capital leases and Synthetic Lease Obligations;

(g)     all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)     all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“INHAM Exemption” is defined in Section 6.2(e).

“Initial Swap Agreement” is defined in Section 8.9(b).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 1% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“ISDA Master Agreement” is defined in Section 8.10.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Make-Whole Amount” is defined in Section 8.9 (a) and (b), as applicable.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Parent Guarantor and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Parent Guarantor and its Subsidiaries taken as a whole, (b) the ability of the Parent Guarantor or the Company to perform its obligations under this Agreement and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under its Subsidiary Guaranty, or (d) the validity or enforceability of this Agreement, the Notes or any Subsidiary Guaranty.

“Material Credit Facility” means, as to the Parent Guarantor and its Subsidiaries,

(a)     the Parent Guarantor’s 2016 Credit Agreement;

(b)     the Domestic Note Purchase Agreement; and

(c)     any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of Closing by the Parent Guarantor or any Subsidiary, or in respect of which the Parent Guarantor or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $25,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“Maturity Date” is defined in the first paragraph of each Note.

“Memorandum” is defined in Section 5.3.

“Modified Make-Whole Amount” is defined in Section 8.9 (a) and (b), as applicable.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners.

“Net Gain” is defined in Section 8.10.

“Net Loss” is defined in Section 8.10.

“New Swap Agreement” is defined in Section 8.9(b).

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Parent Guarantor or any Subsidiary primarily for the benefit of employees of the Parent Guarantor or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Non-Swapped Note” is defined in Section 8.9(a).

“Noteholder Sanctions Event” means, with respect to any holder of a Note (an “Affected Noteholder”), such holder or any of its affiliates being in violation of or subject to sanctions (a) under any U.S. Economic Sanctions Laws as a result of the Company or any Controlled Entity becoming a Blocked Person or, directly or indirectly, having any investment in or engaging in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Blocked Person or (b) under any similar laws, regulations or orders adopted by any State within the United States as a result of the name of the Company or any Controlled Entity appearing on a State Sanctions List.

“Notes” is defined in Section 1.

“Obligors” is defined in the first paragraph of this Agreement.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Parent Guarantor whose responsibilities extend to the subject matter of such certificate.

“Original Swap Agreement” is defined in Section 8.9(b).

“Parent Guarantor” is defined in the first paragraph of this Agreement.

“Parent Guarantor’s 2016 Credit Agreement” means the Credit Agreement dated as of March 4, 2016 among the Parent Guarantor, certain of its Subsidiaries identified therein as designated borrowers and certain of its Subsidiaries identified therein as guarantors, Bank of America, N.A., as agent, and the other lenders party thereto, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof.

“Parent Guaranty” is defined in Section 2.2.

“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Jurisdiction” means (a) the United States of America, (b) The Netherlands and (c) any other country that on April 30, 2004 was a member of the European Union (other than Greece, Portugal, Ireland, Italy and Spain).

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by either Obligor or any ERISA Affiliate or with respect to which either Obligor or any ERISA Affiliate may have any liability.

“Priority Debt” means (without duplication), as of the date of any determination thereof, the sum of (i) all unsecured Indebtedness of Subsidiaries (including all Guarantees of Indebtedness of the either Obligor or any Subsidiary but excluding (x) unsecured Indebtedness owing to the Parent Guarantor or any other Subsidiary, (y) unsecured Indebtedness outstanding at the time such Person became a Subsidiary, provided that such Indebtedness shall have not been incurred in contemplation of such person becoming a Subsidiary, and (z) all Indebtedness of the Company and Subsidiary Guarantors, and (ii) all Indebtedness of the Parent Guarantor and its Subsidiaries secured by Liens other than Indebtedness secured by Liens permitted by subparagraphs (a) through (j), inclusive, of Section 10.6.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Proposed Prepayment Date” is defined Section 8.5.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Obligors and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 14.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 14.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Acquisition” means one or more acquisition of either or both the capital stock or assets of any Person or Persons (or any portion thereof) within a period of six consecutive months for which the aggregate consideration is at least $75,000,000.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Ratable Portion” means, with respect to any Note, an amount equal to the product of (x) the amount equal to the net proceeds being so applied to the prepayment of Senior Debt in accordance with Section 10.3(2), multiplied by (y) a fraction the numerator of which is the outstanding principal amount of such Note and the denominator of which is the aggregate principal amount of Senior Debt of either Obligor and its Subsidiaries being prepaid pursuant to Section 10.3(2).

“Recognized German Bund Market Maker” is defined in Section 8.9(a).

“Registration Duty” means any court fees or similar amount payable pursuant to Dutch law in connection with the use in a Netherlands judicial proceeding of this Agreement, the Notes or any other agreement or document related hereto or thereto or the transactions contemplated herein or therein.

“Reinvestment Yield” is defined in Section 8.9(a).

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Rejection Notice” is defined in Section 8.3.

“Required Holders” means at any time on or after the Closing, the holders of at least 51% in principal amount of the Notes (without regard to Series) at the time outstanding (exclusive of Notes then owned by either Obligor or any of its Affiliates).

“Remaining Average Life” is defined in Section 8.9(a).

“Remaining Scheduled Payments” is defined in Section 8.9(a).

“Replacement Swap Agreement” is defined in Section 8.9(b).

“Reported” is defined in Section 8.9(b).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Parent Guarantor with responsibility for the administration of the relevant portion of this Agreement.

“Sanction Prepayment Date” is defined in Section 8.4.

“Sanction Prepayment Offer” is defined in Section 8.4.

“Sanction Prepayment Response Date” is defined in Section 8.4.

“SEC” means the Securities and Exchange Commission of the United States.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Debt” means and includes any Indebtedness of the Parent Guarantor or any Subsidiary owing to any Person (other than the Parent Guarantor, a Subsidiary or Affiliate) and which is not expressed to be junior or subordinate to any other Indebtedness of the Parent Guarantor or any Subsidiary.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Parent Guarantor.

“Series” means any one of the Series of Notes issued hereunder.

“Series A Notes” is defined in Section 1.

“Series B Notes” is defined in Section 1.

“Settlement Date” is defined in Section 8.9(a).

“Shareholders’ Equity” means, as of any date of determination for the Parent Guarantor and its Subsidiaries on a consolidated basis, shareholders’ equity as of that date determined in accordance with GAAP.

“Source” is defined in Section 6.2.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise clearly requires, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Guarantor and/or the Company, as applicable.

“Subsidiary Guarantor” means each Subsidiary designated as a Subsidiary Guarantor on Schedule 5.4 and each other Subsidiary that has executed and delivered a Subsidiary Guaranty.

“Subsidiary Guaranty” is defined in Section 2.3.

“Substitute Purchaser” is defined in Section 22.

“SVO” means the Securities Valuation Office of the NAIC.

“Swap Agreement” is defined in Section 8.9(b).

“Swap Breakage Amount” is defined in Section 8.10.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swapped Note” is defined in Section 8.9(b).

“Swapped Note Called Notional Amount” is defined in Section 8.9(b).

“Swapped Note Called Principal” is defined in Section 8.9(b).

“Swapped Note Discount Value” is defined in Section 8.9(b).

“Swapped Note Reinvestment Yield” is defined in Section 8.9(b).

“Swapped Note Remaining Average Life” is defined in Section 8.9(b).

“Swapped Note Remaining Scheduled Swap Payments” is defined in Section 8.9(b).

“Swapped Note Settlement Date” is defined in Section 8.9(b).

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so called synthetic, off balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.

“Taxing Jurisdiction” is defined in Section 13(a).

“Tax Prepayment Notice” is defined in Section 8.3.

“Unconditional Guaranty” is defined in Section 23.1.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“UK Pension Guaranty” means a Guarantee of potential future funding obligations with respect to pension plans maintained by Hamlin Electronics Europe Limited.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Wholly-Owned Subsidiary” means, at any time, (i) any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Parent Guarantor and the Parent Guarantor’s other Wholly-Owned Subsidiaries at such time and (ii) Littelfuse Triad, Inc. so long as the Parent Guarantor and its Subsidiaries own at least 99.0% of Littelfuse Triad, Inc. at all times.

Form of Series A Note

Littelfuse Netherland C.V.

1.14% Senior Note, Series A, Due December 8, 2023

No. AR-[_____]	[Date]
€[_______]	PPN N5276# AA5

For Value Received, the undersigned, Littelfuse Netherland CV (herein called the “Company”), a [entity type] organized and existing under the laws of Netherlands, hereby promises to pay to [____________], or registered assigns, the principal sum of [____________] Euros (€[_______]) (or so much thereof as shall not have been prepaid) on December 8, 2023 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 1.14% per annum from the date hereof, payable semiannually, on the 8th day of June and December in each year, commencing with the June 8 or December 8 next succeeding the date hereof, and on the Maturity Date, plus Incremental Interest, if any, as provided by Section 1.3 of the Note Purchase Agreement referred to below, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, Modified Make-Whole Amount or Net Loss with respect to any Swapped Note, at a rate per annum from time to time equal to the greater of (i) 3.14% or (ii) 2.0% over the rate of interest publicly announced by Bank of America, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of and interest (other than Incremental Interest if this Note is a Swapped Note (as defined in the Note Purchase Agreement referred to below)) on this Note are to be made in Euros. At any time this Note is a Swapped Note (as defined in the Note Purchase Agreement referred to below), payments of any Make-Whole Amount, any Modified Make-Whole Amount, any Net Loss and any Incremental Interest with respect to this Note are to be made in Dollars. At any time this Note is a Non-Swapped Note (as defined in the Note Purchase Agreement referred to below), payments of any Make-Whole Amount and any Modified Make-Whole Amount with respect to this Note are to be made in Euros. In each case, payments on this Note are to be made in accordance with Section 15.1 as provided in the Note Purchase Agreement referred to below or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in such Note Purchase Agreement.

SCHEDULE 1(a)

(to Note Purchase Agreement)

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated December 8, 2016 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount and/or Net Loss with respect to any Swapped Note and, subject to Section 8.10, net of any Net Gain with respect to any Swapped Note) and with the effect provided in the Note Purchase Agreement.

The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Note. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

LITTELFUSE NETHERLAND C.V.

By
[Title]

1(a)-2

Form of Series B Note

Littelfuse Netherland C.V.

1.83% Senior Note, Series B, Due December 8, 2028

No. BR-[_____]	[Date]
€[_______]	PPN N5276# AB3

For Value Received, the undersigned, Littelfuse Netherland CV (herein called the “Company”), a [entity type] organized and existing under the laws of Netherlands, hereby promises to pay to [____________], or registered assigns, the principal sum of [____________] Euros (€[_______]) (or so much thereof as shall not have been prepaid) on December 8, 2028 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 1.83% per annum from the date hereof, payable semiannually, on the 8th day of June and December in each year, commencing with the June 8 or December 8 next succeeding the date hereof, and on the Maturity Date, plus Incremental Interest, if any, as provided by Section 1.3 of the Note Purchase Agreement referred to below, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, Modified Make-Whole Amount or Net Loss with respect to any Swapped Note, at a rate per annum from time to time equal to the greater of (i) 3.83% or (ii) 2% over the rate of interest publicly announced by Bank of America, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of and interest (other than Incremental Interest if this Note is a Swapped Note (as defined in the Note Purchase Agreement referred to below)) on this Note are to be made in Euros. At any time this Note is a Swapped Note (as defined in the Note Purchase Agreement referred to below), payments of any Make-Whole Amount, any Modified Make-Whole Amount, any Net Loss and any Incremental Interest with respect to this Note are to be made in Dollars. At any time this Note is a Non-Swapped Note (as defined in the Note Purchase Agreement referred to below), payments of any Make-Whole Amount and any Modified Make-Whole Amount with respect to this Note are to be made in Euros. In each case, payments on this Note are to be made in accordance with Section 15.1 as provided in the Note Purchase Agreement referred to below or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in such Note Purchase Agreement.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated December 8, 2016 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

SCHEDULE 1(b)

(to Note Purchase Agreement)

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount and/or Net Loss with respect to any Swapped Note and, subject to Section 8.10, net of any Net Gain with respect to any Swapped Note) and with the effect provided in the Note Purchase Agreement.

The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Note. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

LITTELFUSE NETHERLAND C.V.

By
[Title]